Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

March 31, 2025

among

ROCKET COMPANIES, INC.,

MAVERICK MERGER SUB, INC.,

MAVERICK MERGER SUB 2, LLC

and

MR. COOPER GROUP INC.

i

EXHIBITS

Exhibit A-1 — Form of Certificate of Incorporation of Maverick Surviving Corporation
Exhibit A-2 — Form of Limited Liability Company Agreement of Forward Surviving Company
Exhibit B — Form of Cavalier Irrevocable Written Consent
Exhibit C — Governance Letter Agreement

DEFINED TERMS

Term	Section
2020 Base Indenture	Section 7.12(h)(i)
2020 Base Indenture Trustee	Section 7.12(h)(i)
2021 Base Indenture	Section 7.12(h)(i)
2021 Base Indenture Trustee	Section 7.12(h)(i)
2024 Base Indenture	Section 7.12(h)(i)
2026 Notes	Section 7.12(h)(i)
2027 Notes	Section 7.12(h)(i)
2028 Notes	Section 7.12(h)(i)
2029 Notes	Section 7.12(h)(i)
2030 Notes	Section 7.12(h)(i)
2031 Notes	Section 7.12(h)(i)
2032 Notes	Section 7.12(h)(i)
Acquisition Proposal	Section 7.8(b)
Adjusted Maverick Equity Awards	Section 1.5(c)
Adjusted Maverick PSU Award	Section 1.5(c)
Adjusted Maverick RSU Award	Section 1.5(b)
Advance Facilities	Section 3.26(j)(i)
Agreement	Preamble
AI Technology	Section 3.21(h)
Anti-Corruption Laws	Section 3.17(d)(i)
Antitrust Laws	Section 7.1(a)
Applicable Requirements	Section 3.26(j)(ii)
August 2020 Base Indenture	Section 7.12(h)(i)
August 2020 Base Indenture Trustee	Section 7.12(h)(i)
Book-Entry Shares	Section 1.4(c)
Business Day	Section 10.14
Cap Amount	Section 6.3(d)
Cavalier	Preamble
Cavalier 10-K	Section 4.8(a)
Cavalier 10-K	Section 4.8(a)
Cavalier Balance Sheet	Section 4.9
Cavalier Balance Sheet Date	Section 4.9
Cavalier Class A Common Stock	Recitals
Cavalier Class A Common Stock	Recitals
Cavalier Class A Common Stock Issuance	Recitals
Cavalier Class A Common Stock Issuance	Recitals
Cavalier Class B Common Stock	Section 4.6
Cavalier Class C Common Stock	Section 4.6
Cavalier Class D Common Stock	Section 4.6
Cavalier Class L Common Stock	Section 7.14(a)
Cavalier Common Stock	Section 4.6
Cavalier Data Tape	Section 4.26(j)(i)
Cavalier Disclosure Schedules	Article IV
Cavalier Disclosure Schedules	Article IV
Cavalier Impairment Effect	Section 4.4
Cavalier Information Statement	Section 5.2(c)
Cavalier Irrevocable Reorganization Written Consent	Section 4.17(b)
Cavalier Irrevocable Reorganization Written Consent	Section 4.17(b)
Cavalier Irrevocable Written Consent	Section 4.3

Cavalier Irrevocable Written Consent	Section 4.3
Cavalier Material Adverse Effect	Section 4.1
Cavalier Material Adverse Effect	Section 4.1
Cavalier OpCo	Recitals
Cavalier OpCo Common Units	Section 4.7(c)
Cavalier OpCo Interests	Section 4.7(c)
Cavalier OpCo Securities	Section 4.7(c)
Cavalier Operating Agreement	Section 4.7(c)
Cavalier Options	Section 4.6
Cavalier Originated Mortgage Loan	Section 4.26(j)(ii)
Cavalier Preferred Stock	Section 4.6
Cavalier Prospectus	Section 5.2(c)
Cavalier PSU Awards	Section 4.6
Cavalier Reorganization Stockholder Approval	Section 4.17(b)
Cavalier RSU Awards	Section 4.6
Cavalier SEC Documents	Section 4.8(a)
Cavalier SEC Documents	Section 4.8(a)
Cavalier Securities	Section 4.6
Cavalier Securities	Section 4.6
Cavalier Securitization Transactions	Section 4.27(a)
Cavalier Securitization Trusts	Section 4.27(a)
Cavalier Serviced Mortgage Loan	Section 4.26(j)(iii)
Cavalier Servicing Agreement	Section 4.26(j)(iv)
Cavalier Significant Subsidiaries	Section 4.7(a)
Cavalier Stockholder Approval	Section 4.3
Cavalier Subsidiary Securities	Section 4.7(b)
Cavalier Termination Fee	Section 10.5(d)
Certificate	Section 1.4(c)
Certificates of Merger	Section 1.1(c)
Change in Control	Section 6.6(a)
Change in the Maverick Recommendation	Section 5.2(a)
Change in the Maverick Recommendation	Section 5.2(a)
Closing	Section 1.1(e)
Closing Date	Section 1.1(e)
Code	Recitals
Common Shares Trust	Section 2.2(b)
Company Originated Mortgage Loan	Section 3.26(j)(iii)
Company Serviced Mortgage Loan	Section 3.26(j)(iv)
Computershare	Section 7.12(h)(i)
Confidentiality Agreement	Section 7.3(a)
Consent Solicitation	Section 7.12(c)
Continuing Maverick Employees	Section 6.6(b)
Continuing Maverick Employees	Section 6.6(b)
Contract	Section 3.20(a)
COVID-19	Section 3.1
COVID-19 Measures	Section 3.1
Creditors’ Rights	Section 3.2(a)
Debt Financing	Section 7.12(b)
Debt Offer	Section 7.12(c)
Debt Offer Documents	Section 7.12(c)
Debt Offers	Section 7.12(c)
December 2020 Base Indenture	Section 7.12(h)(i)

v

December 2020 Base Indenture Trustee	Section 7.12(h)(i)
Delaware Court	Section 10.8
Detriment	Section 7.1(b)
DGCL	Recitals
Director Award	Section 1.5(a)
DLLCA	Recitals
Economic Sanctions/Trade Laws	Section 3.17(d)(ii)
Effect	Section 3.1
End Date	Section 9.1(b)(i)
Environmental Laws	Section 3.18(b)
ERISA	Section 3.15
ERISA Affiliate	Section 3.15(c)
Excess Shares	Section 2.2(a)
Exchange Act	Section 3.3
Exchange Agent	Section 2.1(a)
Exchange Agreement	Section 4.7(c)
Exchange Fund	Section 2.1(a)
Exchange Ratio	Section 1.4(a)(i)
Facility Documentation	Section 7.12(e)
Fair Value	Section 4.22(a)(iv)
February 2024 Base Indenture	Section 7.12(h)(i)
February 2024 Base Indenture Trustee	Section 7.12(h)(i)
Financing Parties	Section 10.15
Foreign Benefit Plan	Section 3.15
Form S-4	Section 4.10(a)
Forward Effective Time	Section 1.1(c)
Forward Merger	Recitals
Forward Merger Subsidiary	Recitals
GAAP	Section 3.8
Governance Letter Agreement	Section 4.2(a)
Government Official	Section 3.17(a)
Governmental Authority	Section 2.1(c)
Governmental Authorization	Section 3.26(j)(v)
Hazardous Substance	Section 3.18(b)
HSR Act	Section 3.3
Indemnified Liabilities	Section 6.3(a)
Indemnified Persons	Section 6.3(a)
Indentures	Section 7.12(h)(ii)
Intervening Event	Section 5.2(b)(ii)
Intervening Event Match Period	Section 5.2(b)(ii)
IT Systems	Section 3.21(i)
Joint Proxy and Information Statement/Prospectus	Section 5.2(c)
knowledge	Section 3.10(e)
Labor and Employment Laws	Section 3.15(g)
Law	Section 2.1(c)
Legal Restraint	Section 9.1(c)
Lien	Section 3.4
Material Contract	Section 3.20(b)
Maverick	Preamble
Maverick 10-K	Section 3.7(a)
Maverick 10-K	Section 3.7(a)
Maverick Balance Sheet	Section 3.8

Maverick Balance Sheet	Section 3.8
Maverick Balance Sheet Date	Section 3.8
Maverick Balance Sheet Date	Section 3.8
Maverick Benefit Plans	Section 3.15
Maverick Benefit Plans	Section 3.15
Maverick Bylaws	Section 3.1
Maverick Bylaws	Section 3.1
Maverick Capital Stock	Section 3.5
Maverick Capital Stock	Section 3.5
Maverick Certificate of Merger	Section 1.1(c)
Maverick Charter	Section 3.1
Maverick Charter	Section 3.1
Maverick Common Stock	Recitals
Maverick Data Tape	Section 3.26(j)(vi)
Maverick Directors	Section 1.3(a)
Maverick Disclosure Schedules	Article III
Maverick Disclosure Schedules	Article III
Maverick Effective Time	Section 1.1(c)
Maverick Equity Awards	Section 1.5(c)
Maverick Equity Awards Capitalization Table	Section 3.15(k)
Maverick Facilities	Section 7.12(h)(iv)
Maverick Financial Advisor	Section 3.22
Maverick Impairment Effect	Section 3.3
Maverick Material Adverse Effect	Section 3.1
Maverick Material Adverse Effect	Section 3.1
Maverick Merger	Recitals
Maverick Merger Subsidiary	Preamble
Maverick Owned Intellectual Property	Section 3.21(a)
Maverick Pension Plan	Section 3.15(d)
Maverick Pension Plan	Section 3.15(d)
Maverick Preferred	Section 3.5
Maverick Preferred Stock	Section 3.5
Maverick Product	Section 3.21(f)
Maverick Proxy	Section 5.2(c)
Maverick PSU Award	Section 1.5(c)
Maverick Recommendation	Section 5.2(e)
Maverick Recommendation	Section 5.2(e)
Maverick Registered Intellectual Property	Section 3.21(a)
Maverick RSU Award	Section 1.5(a)
Maverick SEC Documents	Section 3.7(a)
Maverick SEC Documents	Section 3.7(a)
Maverick Securities	Section 3.5
Maverick Securities	Section 3.5
Maverick Securitization Transactions	Section 3.27(a)
Maverick Securitization Trusts	Section 3.27(a)
Maverick Servicing Agreement	Section 3.26(j)(vii)
Maverick Significant Subsidiaries	Section 3.6(a)
Maverick Significant Subsidiaries	Section 3.6(a)
Maverick Stockholder Approval	Section 3.2(a)
Maverick Stockholder Approval	Section 3.2(a)
Maverick Stockholder Meeting	Section 5.2(e)
Maverick Stockholder Meeting	Section 5.2(e)

Maverick Subsidiary Securities	Section 3.6(b)
Maverick Subsidiary Securities	Section 3.6(b)
Maverick Surviving Corporation	Section 1.1(a)
Maverick Termination Fee	Section 10.5(c)
Maverick Termination Fee	Section 10.5(c)
Measurement Date	Section 3.5
Merger Consideration	Section 1.4(a)(i)
Mergers	Recitals
Money Laundering Laws	Section 3.17(d)(iii)
Mortgage Loan	Section 3.26(j)(viii)
Mortgage Servicing Rights	Section 3.26(j)(ix)
MSR Facility	Section 3.20(b)(i)
Nasdaq	Section 3.3
Nationstar	Section 7.12(h)(i)
Notes	Section 7.12(h)(i)
November 2021 Base Indenture	Section 7.12(h)(i)
November 2021 Base Indenture Trustee	Section 7.12(h)(i)
NYSE	Section 2.2(a)
OFAC	Section 3.17(d)(ii)
Open Source Technology	Section 3.21(f)
Order	Section 3.1
Other Agreement	Section 6.1(e)
Permitted Lien	Section 3.4
Person	Section 2.1(d)
Personal Data	Section 3.21(i)
Proceeding	Section 6.3(a)
Related Party Transaction	Section 4.23
Release	Section 3.18(b)
Remedies	Section 7.1(b)
Reorganization Information Statement	Section 6.7(b)
Reorganization Transaction Documentation	Section 4.17(a)
Reorganization Transactions	Recitals
Reorganization Treatment	Section 7.4(a)
Sanctions Target	Section 3.17(d)(iv)
Sarbanes-Oxley Act	Section 3.10(a)
SEC	Section 1.5(e)(ii)
SEC Opinion	Section 7.4(b)
Secured Company Indebtedness	Section 3.20(b)(ii)
Securities Act	Section 3.3
Subsidiary	Section 3.6(a)
Superior Proposal	Section 7.8(b)
Superior Proposal Match Period	Section 5.2(b)(i)
Tax Proceeding	Section 3.14(b)
Tax Returns	Section 3.14(k)
Taxes	Section 3.14(k)
Transaction Agreement	Recitals
Transaction Litigation	Section 7.13
Transactions	Recitals
Transfer	Section 7.14(b)
Trustees	Section 7.12(h)(iii)
Warehouse Facilities	Section 3.20(b)(iii)
WARN Act	Section 3.15(g)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 31, 2025 is by and among Rocket Companies, Inc., a Delaware corporation (“Cavalier”), Maverick Merger Sub, Inc., a newly formed Delaware corporation and a direct, wholly-owned Subsidiary (as defined herein) of Cavalier (“Maverick Merger Subsidiary”), Maverick Merger Sub 2, LLC, a newly formed Delaware limited liability company and a direct wholly-owned Subsidiary of Cavalier (“Forward Merger Subsidiary”), and Mr. Cooper Group Inc., a Delaware corporation (“Maverick”).

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, (a) at the Maverick Effective Time (as defined below), Maverick Merger Subsidiary will be merged with and into Maverick (the “Maverick Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with Maverick surviving the Maverick Merger as the Maverick Surviving Corporation (as defined below) and a direct, wholly-owned Subsidiary of Cavalier and (b) at the Forward Effective Time (as defined below), Maverick Surviving Corporation will be merged with and into Forward Merger Subsidiary (the “Forward Merger”) and, together with the Maverick Merger, the “Mergers”) in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), with Forward Merger Subsidiary surviving the Forward Merger as the Forward Surviving Company (as defined below) and a wholly-owned Subsidiary of Cavalier;

WHEREAS, the Board of Directors of Cavalier, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement and the issuance of the shares of Class A common stock of Cavalier, par value $0.00001 per share (“Cavalier Class A Common Stock”), pursuant to this Agreement (the “Cavalier Class A Common Stock Issuance”) and the other transactions contemplated hereby (including the Maverick Merger and the Forward Merger, the “Transactions”), are fair to, and in the best interests of, Cavalier and Cavalier’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, (c) directed that the Cavalier Class A Common Stock Issuance be submitted to Cavalier’s stockholders for approval and (d) resolved to recommend the approval of the Cavalier Class A Common Stock Issuance by Cavalier’s stockholders;

WHEREAS, the Board of Directors of Maverick, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement, the Maverick Merger and the other Transactions are fair to and in the best interests of Maverick’s stockholders, (b) approved and declared advisable this Agreement, the Maverick Merger and the other Transactions, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.01 per share, of Maverick (the “Maverick Common Stock”), and (d) resolved (subject to Section 5.2 and Section 7.8) to recommend the adoption of this Agreement by the holders of Maverick Common Stock;

WHEREAS, the Board of Directors of Maverick Merger Subsidiary has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Maverick Merger Subsidiary’s sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) directed that this Agreement be submitted to the sole stockholder of Maverick Merger Subsidiary for adoption thereby and recommended that such sole stockholder approve and adopt this Agreement and the Transactions;

WHEREAS, the sole member of Forward Merger Subsidiary has determined that this Agreement and the Transactions are advisable, and approved this Agreement and the Transactions;

WHEREAS, pursuant to the Transaction Agreement dated as of March 9, 2025, among Cavalier, Rock Holdings, Inc. (“RHI”) , Dan Gilbert (“DG”) and the other parties thereto (the “Transaction Agreement”), the parties thereto will, prior to the Closing (as defined below), consummate a series of transactions (the “Reorganization Transactions”) pursuant to which, among other things, Cavalier’s “Up-C” structure will be eliminated and Rocket, LLC (“Cavalier OpCo”) will become an indirect wholly-owned Subsidiary of Cavalier, on the terms and conditions set forth in the Transaction Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together as a single integrated transaction, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Maverick Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Maverick Effective Time, Maverick Merger Subsidiary shall be merged with and into Maverick in accordance with the requirements of the DGCL, whereupon the separate existence of Maverick Merger Subsidiary shall cease, and Maverick shall be the surviving corporation in the Maverick Merger (the “Maverick Surviving Corporation”), such that following the Maverick Merger, the Maverick Surviving Corporation will be a direct, wholly-owned Subsidiary of Cavalier.

(b) Forward Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Forward Effective Time, which shall be immediately following the Maverick Effective Time, Maverick Surviving Corporation shall be merged with and into Forward Merger Subsidiary in accordance with the requirements of the DGCL and the DLLCA, whereupon the separate existence of Maverick Surviving Corporation shall cease, and Forward Merger Subsidiary shall be the surviving company in the Forward Merger, such that following the Forward Merger, the Forward Surviving Company will be a wholly-owned Subsidiary of Cavalier.

(c) On the Closing Date, (i) immediately after the Closing Maverick will file a certificate of merger with respect to the Maverick Merger with the Secretary of State of the State of Delaware (the “Maverick Certificate of Merger”), and (ii) immediately after the Maverick Effective Time, the Forward Surviving Company will file a certificate of merger with respect to the Forward Merger with the Secretary of State of the State of Delaware (together with the Maverick Certificate of Merger, the “Certificates of Merger”) and the parties shall make all other filings or recordings required by the DGCL and DLLCA in connection with the Mergers. Each of the Maverick Merger and the Forward Merger shall become effective at such time as the applicable Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Cavalier and Maverick may agree and is specified in the applicable Certificate of Merger (such time, for the Maverick Merger, the “Maverick Effective Time” and such time, for the Forward Merger, the “Forward Effective Time”).

(d) From and after the Maverick Effective Time, the Maverick Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Maverick and Maverick Merger Subsidiary, and from and after the Forward Effective Time, the Forward Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Maverick Surviving Corporation and Forward Merger Subsidiary, all as provided under the DGCL and DLLCA.

(e) The closing of the Mergers (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement (but no later than the End Date (as defined below)) or at such other place and time as Cavalier and Maverick may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.2 Governing Documents of Maverick Surviving Corporation and Forward Surviving Company.

(a) Certificate of Incorporation and Bylaws of the Maverick Surviving Corporation. At the Maverick Effective Time, (i) by virtue of the Maverick Merger, the certificate of incorporation of Maverick, as in effect immediately prior to the Maverick Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A-1, and as so amended and restated, shall be the certificate of incorporation of the Maverick Surviving Corporation from and after the Maverick Effective Time, until thereafter amended in accordance with its terms and the DGCL, and (ii) subject to Section 6.3, the bylaws of Maverick, as in effect immediately prior to the Maverick Effective Time, shall be amended and restated to read in its entirety as set forth in the bylaws of Maverick Merger Subsidiary, as in effect immediately prior to the Maverick Effective Time, except that all references therein to Maverick Merger Subsidiary shall be automatically amended and shall become references to the Maverick Surviving Corporation, and as so amended and restated, shall be the bylaws of the Maverick Surviving Corporation from and after the Maverick Effective Time, until thereafter amended in accordance with their terms, the DGCL and the certificate of incorporation of the Maverick Surviving Corporation.

(b) Organizational Documents of Forward Surviving Company. Subject to and without limiting the obligations set forth in Section 6.3, the certificate of formation and the limited liability company agreement of Forward Merger Subsidiary, as in effect immediately prior to the Forward Effective Time, except for such changes as may be necessary to reflect any change of name of the applicable surviving entity, shall be the certificate of formation and the limited liability company agreement of the Forward Surviving Company immediately following the Forward Effective Time, as set forth in Exhibit A-2, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable law. The Forward Merger shall have the effects set forth in Section 18-209 of the DLLCA.

Section 1.3 Governance Matters; Directors and Officers of the Maverick Surviving Corporation and the Forward Surviving Company.

(a) Cavalier and the Board of Directors of Cavalier shall take all actions necessary such that, effective as of the Maverick Effective Time, the Board of Directors of Cavalier shall consist of a total of eleven (11) directors, of whom (i) nine (9) shall be the members of the Board of Directors of Cavalier as of immediately prior to the Maverick Effective Time and (ii) two (2) shall be designated by the Board of Directors of Maverick, in each case until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal (the “Maverick Directors”).

(b) The directors of Maverick Merger Subsidiary immediately prior to the Maverick Effective Time shall be the initial directors of the Maverick Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Maverick Surviving Corporation, and the officers of Maverick immediately prior to the Maverick Effective Time shall be the initial officers of the Maverick Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(c) The officers of Maverick Surviving Corporation immediately prior to the Forward Effective Time shall be the initial officers of the Forward Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4 Effect on Capital Stock.

(a) Effect of Maverick Merger on the Capital Stock of Maverick and Maverick Merger Subsidiary. At the Maverick Effective Time, subject to the other provisions of Article I and II, by virtue of the Maverick Merger and without any action on the part of the holder thereof:

(i) each share of Maverick Common Stock issued and outstanding immediately prior to the Maverick Effective Time (other than shares of Maverick Common Stock to be canceled pursuant to Section 1.4(a)(iii)) shall be converted into and shall thereafter represent the right to receive 11 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Cavalier Class A Common Stock (the “Merger Consideration”);

(ii) each share of common stock, par value $0.01 per share, of Maverick Merger Subsidiary issued and outstanding immediately prior to the Maverick Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Maverick Surviving Corporation; and

(iii) all shares of Maverick Common Stock that are owned by Cavalier, Maverick, Forward Merger Subsidiary, or Maverick Merger Subsidiary shall, by virtue of the Merger and without any action on the part of the holder thereof or any of their respective direct or indirect wholly-owned Subsidiaries, be cancelled and retired and shall cease to exist and no stock of Cavalier, cash or other consideration shall be delivered in exchange therefor.

(b) Effect of Forward Merger on the Capital Stock of Maverick and Membership Interests of Forward Merger Subsidiary. At the Forward Effective Time, all membership interests in Forward Merger Subsidiary issued and outstanding immediately prior to the Forward Effective Time shall automatically be converted into an equal number of membership interests of the Forward Surviving Company, and each share of common stock of the Maverick Surviving Corporation shall be cancelled and retired and shall cease to exist and no stock, cash, or other consideration shall be delivered in exchange therefor.

(c) From and after the Maverick Effective Time, all of the shares of Maverick Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated shares represented by book-entry (“Book-Entry Shares”) previously representing any such shares of Maverick Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) any dividends or other distributions with a record date prior to the Maverick Effective Time which have been declared by Maverick in accordance with this Agreement and which remain unpaid at the Maverick Effective Time, and any dividends and other distributions in accordance with Section 2.1(g).

(d) If at any time during the period between the date of this Agreement and the Maverick Effective Time, any change in the outstanding shares of capital stock of Cavalier or Maverick shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Maverick Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.4 shall be construed to permit Cavalier or Maverick to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement, (ii) the Reorganization Transactions shall not result in any adjustment to the Exchange Ratio and (iii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Exchange Ratio.

Section 1.5 Maverick Equity Awards.

(a) Prior to the Maverick Effective Time, each award of restricted stock units that corresponds to shares of Maverick Common Stock (each, a “Maverick RSU Award”) held by a nonemployee member of Maverick’s

Board of Directors (each, a “Director Award”) that is outstanding as of immediately prior to the Maverick Effective Time shall become fully vested (to the extent unvested) and shall be settled prior to the Maverick Effective Time and be treated in accordance with Section 1.4.

(b) At the Maverick Effective Time, by virtue of the Maverick Merger and without any action on the part of the holder thereof, each Maverick RSU Award that is not a Director Award that is outstanding, whether vested or unvested, as of the Maverick Effective Time shall cease to represent a Maverick RSU Award with respect to Maverick Common Stock and shall thereafter constitute a restricted stock unit award, on the same vesting terms and conditions (including, for the avoidance of doubt, retirement terms) as were applicable under such Maverick RSU Award immediately prior to the Maverick Effective Time, including any provisions for acceleration, with respect to the number of shares of Cavalier Class A Common Stock (rounded to a whole number of shares) determined by multiplying (x) the number of shares of Maverick Common Stock subject to such Maverick RSU Award immediately prior to the Maverick Effective Time by (y) the Exchange Ratio (each, an “Adjusted Maverick RSU Award”).

(c) At the Maverick Effective Time, by virtue of the Maverick Merger and without any action on the part of the holder thereof, each award of performance-based vesting restricted stock units that corresponds to shares of Maverick Common Stock (each, a “Maverick PSU Award,” together with the Maverick RSU Awards, the “Maverick Equity Awards”) that is outstanding, whether vested or unvested as of the Maverick Effective Time shall cease to represent a Maverick PSU Award with respect to Maverick Common Stock and shall thereafter constitute a time-based vesting restricted stock unit award on the same vesting terms and conditions (including, for the avoidance of doubt, retirement terms) as were applicable under such Maverick PSU Award immediately prior to the Maverick Effective Time, including any provisions for acceleration, with respect to the number of shares of Cavalier Class A Common Stock (rounded to a whole number of shares) determined by multiplying (x) the number of shares of Maverick Common Stock subject to such Maverick PSU Award immediately prior to the Maverick Effective Time by (y) the Exchange Ratio (each, an “Adjusted Maverick PSU Award,” together with the Adjusted Maverick RSU Awards, the “Adjusted Maverick Equity Awards”); provided, however, that the achievement of the applicable performance-vesting conditions shall be determined prior to the Maverick Effective Time by the Compensation Committee of the Board of Directors of Maverick pursuant to the terms of the Maverick equity plan and the applicable award agreements governing such Maverick PSU Award.

(d) Prior to the Maverick Effective Time, the Board of Directors of Maverick and/or the Compensation Committee of the Board of Directors of Maverick shall adopt resolutions approving the treatment of the Maverick Equity Awards pursuant to the terms of this Section 1.5 and taking any other actions as may be required under the applicable Maverick equity plan and the underlying award agreements.

(e)

(i) Cavalier shall take all corporate action necessary to assume as of the Maverick Effective Time Maverick’s obligations under the Maverick Equity Awards and reserve for issuance a sufficient number of shares of Cavalier Class A Common Stock for delivery with respect to the Adjusted Maverick Awards pursuant to the terms set forth in this Section 1.5.

(ii) As soon as practicable (and in no event more than two days) after the Maverick Effective Time, Cavalier shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or such other form as may be required) under the Securities Act (as defined below) with respect to the Cavalier Class A Common Stock subject to the Adjusted Maverick Equity Awards described in this Section 1.5. From and after the date of this Agreement, Maverick and its Subsidiaries shall reasonably cooperate with Cavalier in preparing such registration statement(s).

ARTICLE II

EXCHANGE

Section 2.1 Surrender and Payment.

(a) Prior to the Maverick Effective Time, Cavalier shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person (as defined below) reasonably acceptable to Maverick as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares representing shares of Maverick Common Stock. Cavalier will make available to the Exchange Agent, at or prior to the Maverick Effective Time, a number of shares of Cavalier Class A Common Stock sufficient to pay the aggregate Merger Consideration pursuant to Section 1.4 (together with the cash proceeds of the sale of shares of Cavalier Class A Common Stock by the Exchange Agent pursuant to Section 2.2, the “Exchange Fund”).

(b) Promptly after the Maverick Effective Time (and in any event within five (5) Business Days after the Maverick Effective Time), Cavalier will send, or will cause the Exchange Agent to send, to each holder of Certificates representing shares of Maverick Common Stock as of the Maverick Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Maverick and Cavalier may reasonably agree, for use in effecting delivery of shares of Maverick Common Stock to the Exchange Agent. Exchanges of any Book-Entry Shares shall be effected in accordance with Cavalier’s customary procedures with respect to securities represented by book entry.

(c) Each holder of shares of Maverick Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (together with a properly completed letter of transmittal) with respect to shares represented by a Certificate and automatically with respect to Book-Entry Shares, will be entitled to receive (i) one or more shares of Cavalier Class A Common Stock (which shall in each case be in non-certificated book-entry form unless a physical certificate is required by applicable federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Authority, including common law (each, a “Law”)) representing, in the aggregate, the number of shares of Cavalier Class A Common Stock that such holder has the right to receive pursuant to Section 1.4 and (ii) a check in the amount equal to any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and in respect of any dividends and other distributions which such holder has the right to receive pursuant to Section 2.1(g). No interest shall be paid or accrued on any Merger Consideration, cash payable in lieu of fractional shares or cash payable in respect of dividends and distributions payable to holders of Certificates or Book-Entry Shares pursuant to Section 2.1(g). Until so surrendered, each such Certificate or Book-Entry Share shall, after the Maverick Effective Time, represent for all purposes only the right to receive such Merger Consideration. For the purposes of this Agreement, “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any government-sponsored enterprise, any entity, authority or body exercising executive, legislative, judicial, supervisory, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization or official thereof.

(d) If any portion of the Merger Consideration (and any cash in lieu of fractional shares payable in accordance with Section 2.2 or any dividends and other distributions which such holder has the right to receive pursuant to Section 2.1(g)) is to be registered or issued in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that such surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration (and any cash in lieu of fractional shares payable in accordance with Section 2.2 or any dividends and other distributions which such holder has the right to receive pursuant to Section 2.1(g)) shall pay to the Exchange

Agent any transfer or other similar Taxes (as defined below) required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. For purposes of this Agreement, “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Maverick Effective Time, there shall be no further registration of transfers of shares of Maverick Common Stock. If, after the Maverick Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, Cavalier or the Maverick Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Maverick Common Stock one (1) year after the Maverick Effective Time shall be returned to Cavalier, or transferred as otherwise directed by Cavalier, upon demand, and any such holder who has not exchanged such holder’s shares of Maverick Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to Cavalier for delivery of the Merger Consideration (and any cash which such holder has the right to receive in respect of any cash in lieu of fractional shares payable in accordance with Section 2.2 or any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(g)) in respect of such holder’s shares. Notwithstanding the foregoing, Cavalier shall not be liable to any holder of shares for any Merger Consideration (and any cash in lieu of fractional shares payable in accordance with Section 2.2 or any cash which such holder has the right to receive in respect of any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(g)) delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration (and any cash in lieu of fractional shares payable in accordance with Section 2.2 or any cash which such holder has the right to receive in respect of any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(g)) remaining unclaimed by holders of shares of Maverick Common Stock three (3) years after the Maverick Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Cavalier, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No dividends or other distributions with respect to shares of Cavalier Class A Common Stock issued in the Maverick Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.1. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Cavalier Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Cavalier Class A Common Stock with a record date after the Maverick Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Cavalier Class A Common Stock with a record date after the Maverick Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Cavalier Class A Common Stock, all shares of Cavalier Class A Common Stock to be issued pursuant to the Maverick Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Maverick Effective Time.

(h) The Exchange Agent shall invest any cash delivered by Cavalier pursuant to Section 2.1(a) as directed by Cavalier; provided that no losses on such investments shall affect the Merger Consideration payable to former holders of shares of Maverick Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid promptly to Cavalier.

Section 2.2 Fractional Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Cavalier Class A Common Stock shall be issued in connection with the Maverick Merger, but in lieu of the issuance of any such fractional share, any holder of Maverick Common Stock who would otherwise have been entitled to a fraction of a share of Cavalier Class A Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2 and subject to the provisions of Section 2.1, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Cavalier Class A Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Cavalier Class A Common Stock equal to the excess of (x) the aggregate number of shares of Cavalier Class A Common Stock to be delivered to the Exchange Agent by Cavalier pursuant to Section 2.1(a) over (y) the aggregate number of whole shares of Cavalier Class A Common Stock to be distributed to the holders of Certificates or Book-Entry Shares pursuant to Section 2.1(c) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Cavalier that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Maverick Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares representing shares of Maverick Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Maverick Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Maverick Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Maverick Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Maverick Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Maverick Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Maverick Common Stock in lieu of any fractional shares of Cavalier Class A Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Maverick Common Stock without interest, subject to and in accordance with Section 2.1.

Section 2.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Cavalier, or the Maverick Surviving Corporation or the Forward Surviving Company, the posting by such Person of a bond, in such reasonable amount as Cavalier, the Maverick Surviving Corporation or the Forward Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and any cash in lieu of fractional shares payable in accordance with Section 2.2 or any cash which such holder has the right to receive in respect of any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(g)) to be paid in respect of the shares of Maverick, represented by such Certificate as contemplated by this Article II.

Section 2.4 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Cavalier, the Maverick Surviving Corporation, Forward Surviving Company, the Exchange Agent and any

applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles I and II such amounts as it is required to deduct or withhold (or cause to be deducted and withheld) with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Cavalier Class A Common Stock). To the extent that amounts are so deducted or withheld by Cavalier, the Maverick Surviving Corporation, the Forward Surviving Company, the Exchange Agent or any applicable withholding agent, as the case may be, and paid over to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made by Cavalier, the Maverick Surviving Corporation, the Forward Surviving Company, the Exchange Agent or any applicable withholding agent, as the case may be, and, if withholding is taken in Cavalier Class A Common Stock, the relevant withholding party shall be treated as having sold such Cavalier Class A Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MAVERICK

Maverick represents and warrants to Cavalier that, except as disclosed (i) in the Maverick SEC Documents (as defined below) filed or furnished on or after January 1, 2023 and prior to the date of this Agreement (excluding any disclosures in such Maverick SEC Documents in any risk factors section, in any forward looking statements section and other disclosures that are predictive or forward-looking in nature, in each case other than any description of historic facts or events included therein) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Maverick to Cavalier simultaneously with the execution of this Agreement (the “Maverick Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Maverick Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 3.1 Corporate Existence and Power. Maverick is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect (as defined below). Maverick is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect. For purposes of this Agreement, the term “Maverick Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of Maverick and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Maverick Material Adverse Effect: (A) any changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions, or any tariffs, trade wars or similar matters (B) any changes or conditions affecting the industry or industries in which Maverick or its Subsidiaries operate, (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, COVID-19 Measures (as defined below), acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response thereto by any Governmental Authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Maverick and its Subsidiaries with customers, suppliers, partners, employees or Governmental Authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.15(f) (or any condition to any party’s obligation to consummate the Mergers relating to such representation and warranty) to the extent that such representation and warranty addresses the consequences of any Effect arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Mergers, (F) any action taken or failure to take action which Cavalier has requested in writing or that is otherwise required by this Agreement, (G) changes in applicable Law, regulation or government policy or in GAAP (as defined below) or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, including any Effects arising out of, in connection with, or as a result of, any “shut-down” of the U.S. federal government (including its agencies), (H) any decline in the market price, or change in trading volume, of Maverick’s capital stock, (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (J) any downgrade in Maverick’s credit rating (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such Effect referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Maverick Material Adverse Effect) or (K) any demands, litigation or similar actions brought by stockholders of Maverick in connection with this Agreement or any of the Transactions; provided that, in the case of clauses (A), (B), (C), (D) and (G), to the extent the impact on Maverick and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other participants operating in the industry or industries in which Maverick operates, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, Maverick Material Adverse Effect. For the purposes of this Agreement, “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law or Order by any Governmental Authority in connection with or in response to COVID-19. For the purposes of this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak. For the purposes of this Agreement, “Order” means any federal, state or local, domestic or foreign, judgment, injunction, ruling, order, writ or decree of any Governmental Authority. Maverick has heretofore made available to Cavalier true and complete copies of the Amended and Restated Certificate of Incorporation of Maverick, as amended to the date of this Agreement (as so amended, the “Maverick Charter”), and the Amended and Restated Bylaws of Maverick, as amended to the date of this Agreement (as so amended, the “Maverick Bylaws”).

Section 3.2 Corporate Authorization.

(a) The execution, delivery and performance by Maverick of this Agreement and the consummation by Maverick of the transactions contemplated hereby are within Maverick’s corporate powers and, except for any required approval by Maverick’s stockholders (the “Maverick Stockholder Approval”) in connection with the consummation of the Mergers, have been duly authorized by all necessary corporate action. Assuming the accuracy of the representations and warranties set forth in Section 4.24, the affirmative vote of holders of a majority of the outstanding shares of Maverick Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any of Maverick’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Maverick Merger. Assuming due authorization, execution and delivery of this Agreement by Cavalier, Maverick Merger Subsidiary and Forward Merger Subsidiary, this Agreement constitutes a valid and binding agreement of Maverick enforceable against Maverick in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at Law) (collectively, “Creditors’ Rights”).

(b) The Board of Directors of Maverick, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Maverick Merger) are fair to and in the best interests of Maverick’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Maverick Merger), (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of Maverick Common Stock, and (iv) resolved (subject to Section 5.2(b) and Section 7.8) to recommend the adoption of this Agreement by the holders of Maverick Common Stock.

Section 3.3 Governmental Authorization. The execution, delivery and performance by Maverick of this Agreement and the consummation by Maverick of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in accordance with the DGCL and the DLLCA, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of Antitrust Laws, (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (e) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (f) the appropriate filings and approvals under the rules of the Nasdaq Stock Market (the “Nasdaq”) and the NYSE, (g) the approvals and consents set forth on Section 3.3(g) of the Maverick Disclosure Schedules and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have (i) a Maverick Material Adverse Effect or (ii) prevent, materially delay or materially impede consummation by Maverick of the Mergers or the other Transactions (this clause (ii), a “Maverick Impairment Effect”).

Section 3.4 Non-Contravention. The execution, delivery and performance by Maverick of this Agreement and the consummation by Maverick of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Section 3.2 and Section 3.3 and the accuracy of the representations and warranties set forth in Section 4.24, (a) contravene or conflict with the Maverick Charter or the Maverick Bylaws or the organizational documents of any Subsidiaries of Maverick, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Maverick or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Maverick or any of its Subsidiaries or to a loss of any benefit to which Maverick or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Maverick or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Maverick or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (as defined below) (other than Permitted Liens (as defined below)) on any asset of Maverick or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have (i) a Maverick Material Adverse Effect or (ii) a Maverick Impairment Effect. For purposes of this Agreement, (x) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset (it being understood that licenses, covenants not to sue and similar rights granted with respect to intellectual property rights other than as a security interest or lien are not “Liens” as defined hereunder) and (y) “Permitted Lien” means (i) Liens for Taxes not yet due or being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business, (iii) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the assets, none of which would reasonably be expected to have an adverse impact on the conduct by Cavalier or its Subsidiaries, or by Maverick or its Subsidiaries, as the case may be, of their respective businesses, (iv) Liens, discharged at or prior to the Maverick Effective Time, as the case may be, without any material liability to Maverick or Cavalier or their respective Subsidiaries, (v) Liens arising under securities Laws (vi) the Liens set forth on Section 3.4 of the Maverick Disclosure Schedules, and (vii) Liens securing indebtedness of Maverick or any of its Subsidiaries which indebtedness is permitted to be incurred hereunder.

Section 3.5 Capitalization. The authorized capital stock of Maverick consists of 300,000,000 shares of Maverick Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share (“Maverick Preferred Stock,” and together with the Maverick Common Stock, the “Maverick Capital Stock”). As of the close of business on March 28, 2025 (the “Measurement Date”), there were outstanding (i) 63,983,373 shares of Maverick Common Stock (for the avoidance of doubt, excluding shares of Maverick Common Stock held in treasury), (ii) no shares of Maverick Preferred Stock, (iii) 29,241,243 shares of Maverick Common Stock held in treasury and (iv) no other shares of capital stock or other voting securities of Maverick. All outstanding shares of Maverick Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on the Measurement Date, there were outstanding (A) Maverick RSU Awards with respect to 975,070 shares of Maverick Common Stock and (B) Maverick PSU Awards with respect to (1) 464,807 shares of Maverick Common Stock (assuming such Maverick PSU Awards were earned at target level of performance) and (2) 929,614 shares of Maverick Common Stock (assuming such Maverick PSU Awards were earned at maximum level of performance). Except as set forth in this Section 3.5 and except for changes since the close of business on the Measurement Date resulting from the vesting or settlement of Maverick RSU Awards or Maverick PSU Awards outstanding on such date, or the exercise, settlement, payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of Maverick and (y) (1) no options, warrants or other rights to acquire from Maverick any capital stock or voting securities of Maverick or securities convertible into or exchangeable for capital stock or voting securities of Maverick, (2) no bonds, debentures, notes or other indebtedness of Maverick or any of its Subsidiaries, in each case, that are linked to, or calculated based on, the value of Maverick or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Maverick or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Maverick or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character, relating to the capital stock of Maverick, obligating Maverick to issue, transfer or sell any capital stock, voting securities of Maverick or securities convertible into or exchangeable for capital stock or voting securities of Maverick or obligating Maverick to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (x) and (y) being referred to collectively as “Maverick Securities”). Except as permitted by Section 5.1(e) with respect to any Maverick RSU Awards and Maverick PSU Awards, there are no outstanding obligations of Maverick or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Maverick Securities.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of Maverick is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of Maverick is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect. All “significant subsidiaries” (as such item is defined in Section 1-102 of Regulation S-X under the Exchange Act) of Maverick as of December 31, 2024 (collectively, the “Maverick Significant Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.6(a) of the Maverick Disclosure Schedules.

(b) All of the outstanding capital stock of, or other ownership interests in, each Maverick Significant Subsidiary is wholly-owned by Maverick, directly or indirectly, free and clear of any material Lien (other than Liens arising under securities Laws) and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Maverick or any of the Maverick Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Maverick Significant Subsidiary or (ii) (A) options, warrants or other rights to acquire from Maverick or any of the Maverick Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Maverick Significant Subsidiary; (B) bonds, debentures, notes or other indebtedness of any Maverick Significant Subsidiary that are linked to, or calculated based on, the value of Maverick or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Maverick or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Maverick or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character relating to the capital stock of any Maverick Significant Subsidiary, obligating Maverick or any Maverick Significant Subsidiary to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Maverick Significant Subsidiary or obligating Maverick or any Maverick Significant Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Maverick Subsidiary Securities”). There are no outstanding obligations of Maverick or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Maverick Subsidiary Securities. No Subsidiary of Maverick is, or since January 1, 2023 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of Maverick owns any shares of Maverick Common Stock.

Section 3.7 SEC Filings.

(a) Maverick has made available to Cavalier (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2023 and 2024, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Maverick held since December 31, 2023 and (iii) all of its other reports, statements, schedules, registration statements and prospectuses filed with the SEC since December 31, 2023 (the documents referred to in this Section 3.7(a) being referred to collectively as the “Maverick SEC Documents”). Maverick’s annual report on Form 10-K for its fiscal year ended December 31, 2024 is referred to herein as the “Maverick 10-K.”

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Maverick SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act (as defined below) and the rules and regulations thereunder.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Maverick SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Maverick has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by Maverick since January 1, 2023.

(e) As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Maverick SEC Document.

Section 3.8 Financial Statements. The audited consolidated financial statements of Maverick (including any related notes and schedules) included in its annual reports on Form 10-K and unaudited condensed consolidated financial statements included in its quarterly reports on Form 10-Q, in each case referred to in Section 3.7, present fairly, in all material respects, the consolidated financial position of Maverick and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X). For purposes of this Agreement, “Maverick Balance Sheet” means the consolidated balance sheet of Maverick, as of December 31, 2024, set forth in the Maverick 10-K and “Maverick Balance Sheet Date” means December 31, 2024.

Section 3.9 Disclosure Documents.

(a) Subject to Section 3.9(d), neither the Maverick Proxy (as defined in Section 5.2(c)), nor any amendment or supplement thereto, will, at the date the Maverick Proxy or any such amendment or supplement thereto is first mailed to stockholders of Maverick or at the time Maverick’s stockholders vote on the adoption and approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Subject to Section 3.9(d), the Maverick Proxy, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

(c) None of the information supplied or to be supplied by Maverick for inclusion or incorporation by reference in the Form S-4 (as defined in Section 4.10(a)), the Joint Proxy and Information Statement/Prospectus or in any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act, at the date the Joint Proxy and Information Statement/Prospectus or any such amendment or supplement thereto is first mailed to stockholders of Maverick and Cavalier, or at the time Maverick’s stockholders vote on the adoption and approval of this Agreement or at the Maverick Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing, no representation or warranty is made by Maverick in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Cavalier, Maverick Merger Subsidiary or Forward Merger Subsidiary for inclusion or incorporation by reference in the Maverick Proxy, Form S-4 or Joint Proxy and Information Statement/Prospectus, or in any amendment or supplement thereto.

Section 3.10 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of Maverick (or each former principal executive officer and former principal financial officer of Maverick) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Maverick SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Maverick has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Maverick in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Maverick’s auditors any material weaknesses in internal controls over financial reporting. Maverick has provided to Cavalier true and correct copies of any of the foregoing disclosures to the auditors or audit committee of Maverick that have been made in writing from January 1, 2023 through the date of this Agreement, and will promptly provide to Cavalier true and correct copies of any such disclosure that is made after the date of this Agreement.

(c) Maverick has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Maverick’s financial statements. Maverick’s management, with the participation of Maverick’s principal executive and financial officers, has completed an assessment of the effectiveness of Maverick’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such internal controls were effective using the framework specified in the Maverick 10-K.

(d) No personal loan or other extension of credit by Maverick or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2023.

(e) Since January 1, 2023, neither Maverick nor any of its Subsidiaries nor, to Maverick’s knowledge, any director, officer, employee, auditor, accountant or representative of Maverick or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Maverick or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. For purposes of this Agreement, “knowledge” means, with respect to Maverick or Cavalier, the actual knowledge of any individual identified as an executive officer of such party in the Form 10-K filed most recently by such party with the SEC.

Section 3.11 Absence of Certain Changes.

(a) From the Maverick Balance Sheet Date to the date of this Agreement, Maverick and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b) From the Maverick Balance Sheet Date to the date of this Agreement, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Maverick Material Adverse Effect.

Section 3.12 No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of Maverick or any Subsidiary of Maverick of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are, individually or in the aggregate, reasonably likely to have, a Maverick Material Adverse Effect, other than:

(a) liabilities disclosed or provided for in the Maverick Balance Sheet or the notes thereto;

(b) liabilities disclosed in the Maverick SEC Documents;

(c) liabilities incurred since the Maverick Balance Sheet Date in the ordinary course of business consistent with past practice;

(d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e) liabilities under this Agreement or in connection with the Transactions.

Section 3.13 Litigation. As of the date of this Agreement, there is no action, arbitration, mediation, suit, litigation, audit, investigation or proceeding pending against or by, to the knowledge of Maverick, threatened against or by, Maverick, any of its Subsidiaries or any of their respective officers or directors before any court, arbitrator or any Governmental Authority which would, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect or Maverick Impairment Effect.

Section 3.14 Taxes. Except as set forth in the Maverick Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect:

(a) (i) all Tax Returns (as defined below) required to be filed with any taxing authority by, or with respect to, Maverick and its Subsidiaries have been timely filed in accordance with all applicable Laws; (ii) Maverick and its Subsidiaries have fully and timely paid, or caused to be paid, all Taxes owed (whether or not shown on any Tax Return) and, as of the time of filing, all Tax Returns were true and complete in all respects (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Maverick Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Maverick Balance Sheet); and (iii) Maverick and its Subsidiaries have made provision for all Taxes payable by Maverick and its Subsidiaries for which no Tax Return has yet been filed;

(b) there is no action, suit, proceeding, audit or claim (each, a “Tax Proceeding”) pending or threatened in writing with respect to any Taxes due from or with respect to Maverick or any of its Subsidiaries, and no taxing authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Maverick or any of its Subsidiaries;

(c) neither Maverick nor any of its Subsidiaries is liable for any Tax imposed on any Person (other than Maverick or any of its Subsidiaries) as the result of the application of Treasury Regulations section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor;

(d) neither Maverick nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two (2) years prior to the date of this Agreement;

(e) neither Maverick nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of Maverick or any of its Subsidiaries;

(f) neither Maverick nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for (i) any such agreement or arrangement solely between or among any of Maverick and/or its Subsidiaries or (ii) any commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes;

(g) neither Maverick nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2);

(h) there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Maverick Balance Sheet) upon any of the assets of Maverick or any of its Subsidiaries;

(i) no claim has been made by any taxing authority in a jurisdiction where Maverick and its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against Maverick and its Subsidiaries have been fully and timely paid, settled or properly reflected on the Maverick Balance Sheet; and

(j) neither Maverick nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges in the nature of a tax imposed by any federal, state, local or foreign Governmental Authority and any interest, penalties or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15 Employee Benefit Plans; Employment. Maverick has provided Cavalier with a list (set forth in Section 3.15 of the Maverick Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee or former employee of Maverick or any of its Subsidiaries, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Maverick or its Subsidiaries and covers any employee or director or former employee or director of Maverick or any of its Subsidiaries and any material amendment thereto, other than any such contract, plan, funding arrangement or policy that is a “multiemployer plan,” as defined in section 3(37) of ERISA or any contract, plan, funding arrangement or policy that is sponsored, maintained or administered by any Governmental Authority; provided, however, that such list need not include any Maverick Benefit Plan that constitutes a Foreign Benefit Plan (as defined below); provided, further, that such list shall be updated within thirty (30) Business Days following the date hereof to include any material Maverick Benefit Plan that constitutes a

Foreign Benefit Plan. The plans, agreements or arrangements of Maverick and its Subsidiaries referred to in the first sentence of this Section 3.15 are referred to collectively herein as the “Maverick Benefit Plans.” “Foreign Benefit Plan” means any Maverick Benefit Plan primarily maintained for the benefit of employees and former employees in jurisdictions other than the United States (excluding any statutory benefits under applicable Law).

(a) Maverick has made available to Cavalier true, complete and correct copies of (i) all documents setting forth the terms of each Maverick Benefit Plan that is not a Foreign Benefit Plan, including the plan document and all material amendments thereto (or, in the case of any unwritten Maverick Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 thereto (including any related actuarial valuation reports) filed with the Internal Revenue Service with respect to each Maverick Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Maverick Benefit Plan for which such summary plan description is required and (iv) all material non-routine communications with any government body, agency or authority with respect to each applicable Maverick Benefit Plan. Maverick shall have made available to Cavalier no later than thirty (30) Business Days following the date hereof true, complete and correct copies of each Foreign Benefit Plan (or, in the case of any unwritten Foreign Benefit Plan, a description thereof) and any material amendments thereto.

(b) Each Maverick Benefit Plan has been established, maintained and contributed to in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan. Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, there are no pending or, to the knowledge of Maverick, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Maverick Benefit Plans or any trusts related thereto.

(c) Neither Maverick nor any other entity which is a member of a “controlled group of entities” (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Maverick is a member (each, an “ERISA Affiliate”) contributes to or is obligated to contribute to or has any liability under Title IV of ERISA or Section 412 of the Code, and no reasonably foreseeable condition exists that presents a material risk to Maverick or any ERISA Affiliate of incurring any such liability. Neither Maverick nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Maverick Benefit Plans (“Maverick Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Maverick Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(e) No Maverick Benefit Plan provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state Law).

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any current or former employee, individual independent contractor, director or officer of Maverick or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, individual independent contractor, director or officer or trigger any other material obligation pursuant to any Maverick Benefit Plan, (iii) require any funding (through a grantor trust or otherwise) of any compensation or benefit owed to any such current or former employee, individual independent contractor, director or officer, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, Maverick and its Subsidiaries are in compliance with all applicable federal, state and local Laws respecting employment, employment practices, labor, occupational safety and health, and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination Laws, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local laws (the “WARN Act”), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance (collectively, “Labor and Employment Laws”). Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, (i) no work stoppage, slowdown or labor strike against Maverick or any of its Subsidiaries is pending or, to Maverick’s knowledge, threatened, nor is Maverick or any of its Subsidiaries involved in or, to Maverick’s knowledge, threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Labor and Employment Laws, and (ii) there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.

(h) As of the date of this Agreement, neither Maverick nor any Subsidiary is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative and no such agreement is being negotiated by Maverick or any of its Subsidiaries.

(i) Since January 1, 2023, to the knowledge of Maverick, (i), no allegations of sexual harassment or other sexual misconduct or race discrimination have been made by any current or former employee or independent contractor of Maverick or any of its Subsidiaries against any employee of Maverick or its Subsidiaries with the title of vice president or above through any formal human resources communication channels at Maverick (including an anonymous employee hotline, if any), (ii) there are no actions, suits, investigations or proceedings pending or, to Maverick’s knowledge, threatened related to any allegations made by any current or former employee or independent contractor of Maverick or any of its Subsidiaries of sexual harassment or other sexual misconduct or race discrimination against any employee of Maverick or its Subsidiaries with the title of vice president or above and (iii) neither Maverick nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct or race discrimination made by any current or former employee or independent contractor of Maverick or any of its Subsidiaries against any employee of Maverick with the title of vice president or above.

(j) No Maverick Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

(k) As of the date hereof, Maverick has made available to Cavalier a true and complete list of all outstanding Maverick Equity Awards (the “Maverick Equity Awards Capitalization Table”), including the date of grant, the type of award, the vesting schedule, whether subject to performance conditions, the number of shares of Maverick Common Stock subject to each such award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at both the target and maximum levels).

Section 3.16 Compliance with Laws. To Maverick’s knowledge, neither Maverick nor any of its Subsidiaries is in violation of, or has since January 1, 2023, violated, any applicable provisions of any Laws or Orders, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Maverick Material Adverse Effect.

Section 3.17 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, since January 1, 2020, (i) none of Maverick, any of its Subsidiaries, nor any Maverick or Subsidiary director, officer, employee, nor, to the knowledge of Maverick, any representative, agent, or other person acting on behalf of Maverick or any of its Subsidiaries, has violated any Anti-Corruption Law (as defined below), and (ii) none of Maverick, any of its Subsidiaries nor any Maverick or Subsidiary director, officer, employee, nor, to the knowledge of Maverick, any representative, agent or any other person acting on behalf of Maverick or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting Maverick, any Subsidiary of Maverick, or any Maverick or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of Maverick or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, (i) Maverick, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of Maverick, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2020 have been, in compliance with all applicable Economic Sanctions/Trade Laws (as defined below) and all applicable Money Laundering Laws (as defined below) and (ii) neither Maverick nor any of its Subsidiaries carries on, or has carried on since January 1, 2020, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target (as defined below) in violation of applicable Economic Sanctions/Trade Laws.

(c) Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, since January 1, 2020 (i) neither Maverick nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither Maverick nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of Maverick, any agents, employees (other than officers), representatives, or any other person acting at the direction of Maverick or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) Maverick and its Subsidiaries have implemented and have maintained internal controls, policies and procedures designed to detect and prevent violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) Maverick and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d) For purposes of this Agreement:

(i) “Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any other applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(ii) “Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting countries, territories, entities or persons, including the United States, Canada, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom. For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department’s Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S. origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii) “Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001, and any applicable money laundering-related Laws of other jurisdictions where Maverick and its Subsidiaries conduct business, conduct financial transactions or own assets.

(iv) “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including the government or any government agency thereof, which, as of the date of this Agreement, are Iran, Cuba, Syria, North Korea, the Crimea region or the so-called Donetsk or Luhansk People’s Republics; (2) any individual or entity named on a sanctions-related list of blocked or denied persons, including OFAC’s Specially Designated Nationals and Blocked Persons list or any comparable sanctions-related list maintained by the U.S. Department of State, the United Kingdom, United Nations Security Council, the European Union, or any European Union member state; (3) a person that is located or resident in or determined to be located or resident in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws or (4) any entity owned fifty percent (50%) or more, individually or in the aggregate, by one or more person(s) described in clauses 2-3, above.

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, (i) since January 1, 2023 no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Maverick, threatened by any Person against Maverick or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law (as defined below); (ii) Maverick and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Environmental Laws; (iii) since January 1, 2023 there has been no Release (as defined below) of Hazardous Substances (as defined below) at, in, under or from any location for which Maverick would be liable; (iv) since January 1, 2023 Maverick has not assumed, undertaken, or provided any indemnification with respect to, or otherwise has become subject to, any liability of any Person under Environmental Law and (v) there has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2023 of which Maverick has knowledge in relation to any current or prior business of Maverick or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Maverick or any of its Subsidiaries which has not been made available to Cavalier prior to the date of this Agreement. This

Section 3.18 contains the sole and exclusive representations and warranties of Maverick with respect to environmental matters, including with respect to Hazardous Substances and any other matter relating to compliance with, or liabilities under Environmental Laws.

(b) For purposes of this Section 3.18, the term “Environmental Laws” means Laws, Orders, permits, governmental agreements or governmental restrictions relating to: (A) the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, electromagnetic fields, wetlands or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; and including any other substance defined, listed, classified or regulated as “hazardous,” “toxic,” a “waste,” a “pollutant,” or a “contaminant,” including petroleum product or byproduct, per- and polyfluoroalkyl substances, explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any transporting, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, disposing or allowing to escape or migrate into or through the environment.

Section 3.19 Title to Properties. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, each of Maverick and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of Maverick or any of its Subsidiaries are subject to any Liens (other than Permitted Liens) that, in the aggregate, interfere with the ability of Maverick or any of its Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Maverick Material Adverse Effect.

Section 3.20 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Maverick nor any of its Subsidiaries is a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (excluding any Maverick Benefit Plan) (each, a “Contract”) that:

(i) would be required to be filed by Maverick as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) includes any contingent payment obligations or similar payment obligations (including any “earn-out” obligations) that would require payments to any person (other than Maverick, a wholly owned Subsidiary of Maverick, Cavalier, or any Subsidiary of Cavalier) arising in connection with the acquisition or disposition by Maverick or any of its Subsidiaries of any business which payment obligations would reasonably be expected to result in future payments by Maverick or its Subsidiaries that exceed, individually or in the aggregate, 1,000,000;

(iii) (A) limits in any material respect either the type of business in which Maverick or its Subsidiaries (or in which Cavalier or any of its Subsidiaries after the Closing) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of Maverick or its Subsidiaries or, after the Closing, Cavalier or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Closing, would apply to Cavalier or any of its Subsidiaries, including Maverick and its, and would run in favor of any Person (other than Maverick, a wholly owned Subsidiary of Maverick, Cavalier, or any Subsidiary of Cavalier);

(iv) (A) is an indenture, loan or credit Contract, loan note, mortgage Contract, repurchase agreement or other Contract representing, or any guarantee of, indebtedness for borrowed money of Maverick or any Subsidiary of Maverick (including, for the avoidance for the avoidance of doubt, any Secured Company Indebtedness) in excess of $100,000,000 (excluding any government-mandated or state-wide bonds or guarantees) or (B) is a guarantee by Maverick or any of its Subsidiaries of such indebtedness of any person other than Maverick or a wholly-owned Subsidiary of Maverick in excess of, $100,000,000 (excluding any government-mandated or state-wide bonds or guarantees);

(v) grants (A) rights of first refusal, rights of first negotiation or similar rights, or (B) puts, calls or similar rights, to any person (other than Maverick or a wholly owned Subsidiary of Maverick) with respect to any asset that is material to Maverick;

(vi) was entered into to settle any material litigation and which imposes material ongoing obligations on Maverick or any of its Subsidiaries;

(vii) limits or restricts the ability of Maverick or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(viii) is a partnership, limited liability company, joint venture or other similar agreement or arrangement, in each case that is material to Maverick, relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which Maverick owns, directly or indirectly, any voting or economic interest of 10% or more and has invested or is contractually required to invest capital in excess of $10,000,000, other than with respect to any wholly owned Subsidiary of Maverick;

(ix) relates to the acquisition or disposition of any business or assets pursuant to which Maverick or any of its Subsidiaries has any liability in excess of $50,000,000 in any transaction or series of related transactions;

(x) is a Contract pursuant to which Maverick or any of its Subsidiaries grants to a third party or receives from a third party a license, an allocation of ownership of future-developed IP (other than pursuant to employee or contractor assignment agreements entered into in the ordinary course of business), a non-assert or any similar right or trademark co-existence agreement with respect to any material intellectual property rights (other than (A) inbound non-exclusive licenses of off-the-shelf or commercially available software or information technology services that individually have an ongoing cost of $10,000,000 or less per annum and (B) non-exclusive licenses entered into by Maverick or any of its Subsidiaries in the ordinary course of business);

(xi) is a Contract the purpose of which is to provide for indemnification of any officer or director of (A) Maverick or (B) any of the Maverick Significant Subsidiaries;

(xii) is any confidentiality agreement or standstill agreement Maverick has entered into with any third party (or any agent thereof) containing any exclusivity or standstill provisions that are or will be binding on Maverick, any of its Subsidiaries or, after the Closing, Cavalier or any of its Subsidiaries; or

(xiii) is a Contract with the 10 largest vendors of Maverick and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable by Maverick and its Subsidiaries on a consolidated basis during 2024), other than legal, accounting and tax providers.

(b) Each such Contract described in clauses (i) through (xi) and not (xii) above is referred to herein as a “Material Contract.” As of the date of this agreement, (i) each Material Contract is a valid and binding obligation of Maverick and its Subsidiaries as applicable and, to the knowledge of Maverick, each other party thereto, and is in full force and effect and enforceable by Maverick or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have a Maverick Material Adverse Effect, and (ii) neither Maverick nor any of its Subsidiaries, nor, to the knowledge of Maverick, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Maverick Material Adverse Effect. A copy of each Material Contract has previously been made available to Cavalier.

(i) “MSR Facility” means any financing arrangement in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance the Mortgage Servicing Rights of Maverick or any of its Subsidiaries.

(ii) “Secured Company Indebtedness” means the Advance Facilities, MSR Facilities and Warehouse Facilities.

(iii) “Warehouse Facilities” means any financing arrangement in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance or refinance the purchase, origination or funding by Maverick or any of its Subsidiaries of loans, mortgage related securities, mortgaged properties acquired through foreclosure or other mortgage-related assets.

Section 3.21 Intellectual Property and Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, Maverick and its Subsidiaries possess the valid right to use all intellectual property rights that are owned or purported to be owned by Maverick or any of its Subsidiaries (collectively, “Maverick Owned Intellectual Property”) or otherwise used in or necessary for the conduct of the business of Maverick and its Subsidiaries as currently conducted. Section 3.21(a) of the Maverick Disclosure Schedules sets forth a list of all Maverick Owned Intellectual Property constituting patents, trademarks, service marks, copyrights or domain names, or applications for any of the foregoing, that are issued by or registered with, or subject to a pending application before, any Governmental Authority or domain name registrar (collectively, “Maverick Registered Intellectual Property”), including the jurisdiction in which such item of Maverick Registered Intellectual Property has been registered or filed, the applicable application, registration or serial number, and the current owner.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect: (i) all of the Maverick Registered Intellectual Property is subsisting and, to the knowledge of Maverick, valid and enforceable; and (ii) Maverick and its Subsidiaries exclusively own all of the Maverick Owned Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) the conduct of the business of Maverick and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and since January 1, 2023, has not infringed upon, misappropriated or otherwise violated, any intellectual property rights of any other Person, and (ii) to the knowledge of Maverick, no third party is challenging, infringing, misappropriating or otherwise violating, and since January 1, 2023, no third party has challenged, infringed, misappropriated or otherwise violated, any right of Maverick or its Subsidiaries in the Maverick Owned Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, since January 1, 2023: (i) neither Maverick nor any of its Subsidiaries has received written notice of any pending or threatened claim, order or proceeding (x) alleging any infringement, misappropriation or other violation of intellectual property rights of any other Person by Maverick or any of its

Subsidiaries, or (y) challenging the ownership or use by Maverick or its Subsidiaries, or the validity or enforceability of, any Maverick Owned Intellectual Property; and (ii) neither Maverick nor any of its subsidiaries has asserted any written claim or initiated or threatened in writing any action against any other Person alleging any infringement, misappropriation or other violation of Maverick Owned Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, Maverick and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in Maverick Owned Intellectual Property.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) Maverick and its Subsidiaries have not used any software or other material that is subject to the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any license that is identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Technology”) in a manner that, with respect to Maverick Owned Intellectual Property is material to the business of the Maverick and its Subsidiaries, taken as a whole, would (x) require disclosure or distribution of any products or services owned by Maverick or any of its Subsidiaries that are developed, produced, marketed, licensed, sold, distributed, made available or performed by or on behalf of Maverick or any of its Subsidiaries (“Maverick Product”) (or component thereof) or any Maverick Owned Intellectual Property, in each case in source code form, (y) require the licensing of any Maverick Product (or component thereof) or Maverick Owned Intellectual Property for the purpose of making derivative works thereof or (z) impose any material restriction on the consideration to be charged for the distribution of any Maverick Product (or component thereof) or Maverick Owned Intellectual Property and (ii) Maverick and each of its Subsidiaries are in compliance in all material respects with the applicable licenses for any such Open Source Technology.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) neither Maverick nor any of its Subsidiaries, nor any other Person acting on its or their behalf, has disclosed or delivered to any third Person, or permitted the disclosure or delivery to any escrow agent of, any material source code included in the Maverick Owned Intellectual Property, except for disclosures to employees of Maverick or any of its Subsidiaries, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services for Maverick or any of its Subsidiaries, and (ii) to the knowledge of Maverick, no Person has gained unauthorized access to any material source code included in the Maverick Owned Intellectual Property.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) Maverick’s and its Subsidiaries’ use, development and provision of artificial intelligence and machine learning technology (collectively, “AI Technology”) is in compliance with all applicable laws, and (ii) to the extent that Maverick and its Subsidiaries have engaged in the development of AI Technology, all data (including Personal Data) used in connection with such development or input into such AI Technology by or on behalf of Maverick and its Subsidiaries (including for purposes of training such AI Technology) has been collected and processed by Maverick and its Subsidiaries in compliance with all applicable laws, and (iii) neither Maverick nor any of its Subsidiaries has been subject to any Proceeding (pending or, to the knowledge of Maverick, threatened) related to its creation, training, use, promotion, advertisement, testing or provision of AI Technology.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, since January 1, 2023: (i) Maverick and its Subsidiaries have not experienced any failure of, unlawful, accidental or unauthorized access to, use, destruction, loss, disclosure or processing, or any other breach of security with respect to Personal Data collected, maintained or processed by Maverick or any of Maverick’s Subsidiaries or by third parties having access to such information, or to their software, hardware, and other information technology systems, including any data stored thereon (the relevant entity’s “IT Systems”); (ii) Maverick and its Subsidiaries have been in compliance with all applicable Laws and with their own respective published privacy policies, industry standards to which they are legally bound, and contractual obligations, in each case, as they relate to breach notification, marketing, the collection, processing, storage, use, disclosure, security, and transfer of any information held by Maverick or its Subsidiaries that can reasonably be used to identify an individual natural person or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or similar term under any applicable Law and that is regulated by such applicable Law (collectively, “Personal Data”); and (iii) Maverick and its Subsidiaries maintain and have maintained commercially reasonable security measures to protect any Personal Data stored in IT Systems from unauthorized access, processing or other use that would violate applicable law. Neither Maverick nor any of its Subsidiaries has received a material written complaint from, or to the knowledge of Maverick, has been or is subject to any material investigation, litigation or material proceeding by, any Governmental Authority regarding their collection, processing, storage, use, disclosure or transfer of Personal Data.

Section 3.22 Brokers; Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Maverick Financial Advisor”), the fees and expenses of which will be paid by Maverick, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Mergers as a result of being engaged by Maverick or any Subsidiary or affiliate of Maverick. Maverick has made available or otherwise provided to Cavalier or its representatives complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 3.23 Opinion of Financial Advisor. The Board of Directors of Maverick (in such capacity) has received the oral opinion of the Maverick Financial Advisor (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by the Maverick Financial Advisor as set forth in its opinion, the Exchange Ratio provided for in the Mergers pursuant to the Merger Agreement, taking into account the Pre-Closing Dividend, is fair, from a financial point of view, to the holders of Maverick Common Stock.

Section 3.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.24, the Board of Directors of Maverick has taken the necessary action to render Section 203 of the DGCL and any other potentially applicable antitakeover or similar statute or regulation inapplicable to this Agreement and the Transactions.

Section 3.25 Investment Advisor Subsidiaries; No Broker-Dealer Subsidiary.

(a) No Subsidiary of Maverick is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Subsidiary of Maverick is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Maverick is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable Law.

Section 3.26 Mortgage Business (a). Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) Maverick and its wholly-owned Subsidiaries are and have been since January 1, 2023 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (ii) since January 1, 2023 through the date of this Agreement, neither Maverick nor any of its wholly-owned Subsidiaries has received written notice or, to the knowledge of Maverick, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iii) since January 1, 2023, neither Maverick nor any of its wholly-owned Subsidiaries has received written notice or, to the knowledge of Maverick, any other communication from any Governmental Authority regarding any actual, threatened or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iv) to the knowledge of Maverick, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(b) Section 3.26(b) of the Maverick Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Maverick or any of its Subsidiaries and used for the conduct of their business as presently conducted. Other than Nationstar Mortgage LLC, NSM Services Private Limited, Elkhorn Depositor LLC and Cypress Loan Servicing LLC, no Subsidiary of Maverick is required to be licensed or registered with any Governmental Authority as an originator, owner, broker or servicer of Mortgage Loans.

(c) Nationstar Mortgage LLC and Cypress Loan Servicing LLC (i) are each approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) have not received any written or, to the knowledge of Maverick, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the knowledge of Maverick does any circumstance exist that could reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) have not received any written notice indicating that any event has occurred that could reasonably be expected to result in Maverick or any of its Subsidiaries not maintaining its Mortgage Servicing Rights in respect of any Maverick Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, as of the date hereof, Maverick and its Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced or subserviced by Maverick or its Subsidiaries, including Nationstar Mortgage LLC or Cypress Loan Servicing LLC, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Maverick Material Adverse Effect, (i) each servicing advance made by or on behalf of Maverick or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Maverick Servicing Agreement and is a valid and subsisting amount owing to Maverick or such Subsidiary and (ii) neither Maverick nor any of its Subsidiaries has received any written notice from an investor, insurer, Maverick Securitization Trust, or other party in which such investor, insurer, Maverick Securitization Trust or other party disputes or denies any claim by or on behalf of Maverick or such Subsidiary for reimbursement in connection with a servicing advance.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) Maverick and its Subsidiaries are, and since January 1, 2023 have been, in compliance with Maverick’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither Maverick nor any of its Subsidiaries has received written or, to the knowledge of Maverick, oral or other notice of any pending or threatened cancellation or partial termination of any Maverick Servicing Agreement.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Company Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Authority to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against Maverick or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the knowledge of Maverick, each appraisal obtained in connection with each Company Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Company Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Company Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Maverick Material Adverse Effect, (i) the servicing file for each Company Originated Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by Maverick or any of its Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Maverick or any of its Subsidiaries under any Maverick Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by Maverick or such Subsidiary under any such Maverick Servicing Agreement or Applicable Requirements; (B) permit termination of any such Maverick Servicing Agreement by a third party without the consent of Maverick or such Subsidiary; (C) impose on Maverick or its Subsidiaries sanctions or penalties in respect of any Maverick Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance or guarantee benefits in respect of any Maverick Servicing Agreement that would result in a breach or trigger a default of any obligation of Maverick or its Subsidiaries under any Maverick Servicing Agreement or Applicable Requirement.

(h) Prior to the date hereof, Maverick has made available Cavalier the Maverick Data Tape. The information included in the Maverick Data Tape is true and correct in all material respects as of the date(s) specified therein.

(i) From January 1, 2023 until the date of this Agreement, there have not been any material deficiencies in any exams or audits of Maverick or its Subsidiaries conducted by any Governmental Authority, mortgage loan investor or insurer.

(j) For purposes of this Agreement:

(i) “Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by Maverick or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that Maverick otherwise advances in its capacity as servicer.

(ii) “Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Company Originated Mortgage Loan or Cavalier Originated Mortgage Loan application, as applicable and the closing or funding of the relevant Company Originated Mortgage Loan or Cavalier Originated Mortgage Loan, as applicable), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan that is in a Maverick Securitization Trust or Cavalier Securitization Trust, as applicable, at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan that is in a Maverick Securitization Trust or Cavalier Securitization Trust, as applicable, (iii) all requirements set forth in the Maverick Servicing Agreements or Cavalier Services Agreements, as

applicable, (iv) any Orders applicable to any Mortgage Loan that is in a Maverick Securitization Trust or Cavalier Securitization Trust, as applicable and (v) all legal obligations to, or Contracts with, any insurer, investor, Maverick Securitization Trust or Cavalier Securitization Trust, as applicable, or Governmental Authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Authority and accepted servicing practices, applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan, or Cavalier Originated Mortgage Loan or Cavalier Serviced Mortgage Loan, as applicable.

(iii) “Company Originated Mortgage Loan” means any Mortgage Loan originated by Maverick or any of its Subsidiaries at any time since January 1, 2023.

(iv) “Company Serviced Mortgage Loan” means any Mortgage Loan serviced by Nationstar Mortgage LLC or Cypress Loan Servicing LLC or any of their respective Subsidiaries pursuant to a Maverick Servicing Agreement since January 1, 2023.

(v) “Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements (including pursuant to Antitrust Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

(vi) “Maverick Data Tape” means the data tape, dated as of February 28, 2025, provided by Maverick to Cavalier prior to the date hereof in computer tape form with respect to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan held or serviced by Maverick and its Subsidiaries as of such date.

(vii) “Maverick Servicing Agreement” means any Contract pursuant to which Maverick or any of its Subsidiaries is obligated to a Governmental Authority or a third party (including any Maverick Securitization Trust) to service and administer Mortgage Loans.

(viii) “Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, originated, purchased, serviced or subserviced by Maverick or any of its Subsidiaries, or Cavalier or any of its Subsidiaries, as applicable, including forward and reverse mortgage loans.

(ix) “Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Orders or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Maverick Servicing Agreement or Cavalier Servicing Agreement, as applicable.

Section 3.27 Securitization Matters.

(a) Except for those transactions set forth on Section 3.27(a) of the Maverick Disclosure Schedules (the “Maverick Securitization Transactions”), there are no existing securitization transactions directly involving Mortgage Loans originated or held by Maverick or any of its Subsidiaries or any securitization transactions with respect to which Maverick or any of its Subsidiaries has any outstanding liabilities or obligations. Each of the Maverick Securitization Trusts were formed in accordance with, and all transactions between Maverick or any of its Subsidiaries and any Maverick Securitization Trust have been consummated in accordance with, all applicable

Laws and all Applicable Requirements in all material respects. For the purposes of this Agreement, “Maverick Securitization Trusts” means the trusts associated with the Maverick Securitization Transactions.

(b) In connection with securitizations of Company Originated Mortgage Loans and, to the extent applicable, Company Serviced Mortgage Loans, except as would not reasonably be expected to have, individually or in the aggregate, a Maverick Material Adverse Effect, Maverick and its Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by Maverick or its Subsidiaries under applicable Laws (including as required under Regulation AB), and pursuant to any Maverick Servicing Agreement, to the person designated for receipt in the applicable Maverick Servicing Agreement, on a timely basis.

Section 3.28 No Additional Representations; Non-Reliance.

(a) Except for the representations and warranties made in (i) this Article III, as qualified by the Maverick Disclosure Schedules, or (ii) any certificate delivered pursuant to this Agreement, neither Maverick nor any other Person makes any express or implied representation or warranty with respect to Maverick or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the other Transactions, and Maverick hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly provided in this Article III, as qualified by the Maverick Disclosure Schedules, or in any certificate delivered pursuant to this Agreement, neither Maverick nor any other Person makes or has made any representation or warranty to Cavalier or any of its affiliates or representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to Maverick or any of its Subsidiaries or their respective businesses; or (y) except for the representations and warranties expressly made in this Article III, as qualified by the Maverick Disclosure Schedules, or in any certificate delivered pursuant to this Agreement, any oral or written information presented to Cavalier or any of its affiliates or representatives in the course of their due diligence investigation of Maverick, the negotiation of this Agreement or in the course of the Mergers or the other Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Maverick acknowledges and agrees that neither Cavalier nor any other Person has made or is making, and Maverick expressly disclaims reliance upon, any representations, warranties or statements relating to Cavalier or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Cavalier, Maverick Merger Subsidiary or Forward Merger Subsidiary in Article IV, as qualified by the Cavalier Disclosure Schedules (as defined below), or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Cavalier furnished or made available to Maverick, or any of its representatives. Without limiting the generality of the foregoing, Maverick acknowledges that, except for the representations and warranties expressly provided in Article IV, as qualified by the Cavalier Disclosure Schedules, or in any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Maverick or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAVALIER

Cavalier, Maverick Merger Subsidiary and Forward Merger Subsidiary jointly and severally represent and warrant to Maverick that, except as disclosed (i) in the Cavalier SEC Documents (as defined below) filed or furnished on or after January 1, 2023 and prior to the date of this Agreement (excluding any disclosures in such Cavalier SEC Documents in any risk factors section, in any forward looking statements section and other disclosures that are predictive or forward-looking in nature, in each case other than any description of historic facts or events included therein) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Cavalier to Maverick simultaneously with the execution of this Agreement (the “Cavalier Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Cavalier

Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1 Corporate Existence and Power. Each of Cavalier and Maverick Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Forward Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Cavalier, Maverick Merger Subsidiary and Forward Merger Subsidiary has all corporate or limited liability company powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect (as defined below). Cavalier is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect. For purposes of this Agreement, the term “Cavalier Material Adverse Effect” means any Effect that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of Cavalier and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Cavalier Material Adverse Effect: (A) any changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions, or any tariffs, trade wars or similar matters (B) any changes or conditions affecting the industry or industries in which Cavalier or its Subsidiaries operate, (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, COVID-19 Measures, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism, or cyber-attack, and any escalation or general worsening of any of the foregoing or other response thereto by any Governmental Authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Cavalier and its Subsidiaries with customers, suppliers, partners, employees or Governmental Authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 4.5 (or any condition to any party’s obligation to consummate the Mergers relating to such representation and warranty) to the extent that such representation and warranty addresses the consequences of any Effect arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Mergers, (F) any action taken or failure to take action which Maverick has requested in writing or that is otherwise required by this Agreement, (G) changes in applicable Law, regulation or government policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, including any Effects arising out of, in connection with, or as a result of, any “shut-down” of the U.S. federal government (including its agencies), (H) any decline in the market price, or change in trading volume, of Cavalier’s capital stock, (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (J) any downgrade in Cavalier’s credit rating (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such Effect referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Cavalier Material Adverse Effect) or (K) any demands, litigation or similar actions brought by stockholders of Maverick in connection with this Agreement or any of the Transactions, provided that, in the case of clauses (A), (B), (C), (D) and (G), to the extent the impact on Cavalier and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other participants operating in the industry or industries in which Cavalier operates, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Cavalier Material Adverse Effect. Each of Forward Merger Subsidiary and Maverick Merger Subsidiary is a wholly-owned Subsidiary of Cavalier, in each case formed solely for the purpose of engaging in the Transactions and, in each case, since the date of its incorporation or formation, has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than in connection with or as contemplated by this Agreement. Cavalier has heretofore made available to Maverick true and complete copies of the organizational documents of each of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary as currently in effect.

Section 4.2 Corporate Authorization.

(a) The execution, delivery and performance by Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary of this Agreement, the execution, delivery and performance by Cavalier of the Governance Letter Agreement and the consummation by Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary of the transactions contemplated hereby are within the corporate or limited liability company powers, as applicable, of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary and, subject to the Cavalier Stockholder Approval (as defined below), the approval of this Agreement by the sole member of Forward Merger Subsidiary and the adoption of this Agreement by the sole stockholder of Maverick Merger Subsidiary, have been duly authorized by all necessary corporate or limited liability company action. Assuming due authorization, execution and delivery of this Agreement by Maverick, this Agreement constitutes a valid and binding agreement of each of Cavalier, Forward Merger Subsidiary and Merger Subsidiary, enforceable against such party in accordance with its terms, and the Governance Letter Agreement constitutes a valid and binding agreement of Cavalier, in each case, subject to Creditors’ Rights. The shares of Cavalier Class A Common Stock issued pursuant to the Maverick Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights. The “Governance Letter Agreement” means the letter agreement between Cavalier and DG attached hereto as Exhibit C.

(b) The Board of Directors of Cavalier, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that this Agreement, the Cavalier Class A Common Stock Issuance and the other Transactions are fair to, and in the best interests of, Cavalier and Cavalier’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the Cavalier Class A Common Stock Issuance be submitted to Cavalier’s stockholders for approval and (iv) resolved to recommend the approval of the Cavalier Class A Common Stock Issuance by Cavalier’s stockholders.

(c) The Board of Directors of Maverick Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Maverick Merger Subsidiary’s sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) directed that this Agreement be submitted to the sole stockholder of Maverick Merger Subsidiary for adoption and approval thereby, and recommended that such sole stockholder approve and adopt this Agreement and the Transactions. The sole member of Forward Merger Subsidiary has determined that this Agreement and the Transactions are advisable, and approved this Agreement and the Transactions.

Section 4.3 Cavalier Class A Common Stock Issuance. The affirmative vote of the holders of shares of Cavalier Common Stock, representing at least a majority of the votes cast, to approve the Share Issuance, is the only vote of the holders of any class or series of the capital stock of Cavalier necessary to adopt and approve this Agreement and the Transactions (the “Cavalier Stockholder Approval”). The delivery of the written consent substantially in the form attached hereto as Exhibit B (the “Cavalier Irrevocable Written Consent”) in accordance with Section 228 of the DGCL will satisfy the Cavalier Stockholder Approval.

Section 4.4 Governmental Authorization. The execution, delivery and performance by Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary of this Agreement and the consummation by Cavalier,

Forward Merger Subsidiary and Maverick Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in accordance with the DGCL and the DLLCA, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of Antitrust Laws, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the Nasdaq and NYSE and (g) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have (i) a Cavalier Material Adverse Effect or (ii) prevent, materially delay or materially impede consummation by Cavalier, Forward Merger Subsidiary or Maverick Merger Subsidiary of the Mergers or the other Transactions (this clause (ii), a “Cavalier Impairment Effect”).

Section 4.5 Non-Contravention. The execution, delivery and performance by Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary of this Agreement and the consummation by Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2, Section 4.3 and Section 4.4 and the adoption of this Agreement by the sole stockholder of Maverick Merger Subsidiary and the approval of this Agreement by the sole member of Forward Merger Subsidiary, (a) contravene or conflict with the certificate of incorporation or by-laws of Cavalier, Forward Merger Subsidiary or Maverick Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law or Orders binding upon or applicable to Cavalier or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Cavalier or any of its Subsidiaries or to a loss of any benefit to which Cavalier or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Cavalier or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Cavalier or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Cavalier or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration or losses or Liens referred to in clauses (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have (i) a Cavalier Material Adverse Effect or (ii) a Cavalier Impairment Effect.

Section 4.6 Capitalization. The authorized capital stock of Cavalier consists of 10,000,000,000 shares of Cavalier Class A Common Stock, 6,000,000,000 shares of Class B common stock, par value $0.00001 per share (the “Cavalier Class B Common Stock”), 6,000,000,000 shares of Class C common stock, par value $0.00001 per share (the “Cavalier Class C Common Stock”) and 6,000,000,000 shares of Class D common stock, par value $0.00001 per share (the “Cavalier Class D Common Stock” and, together with the Cavalier Class A Common Stock, Cavalier Class B Common Stock and Cavalier Class C Common Stock, the “Cavalier Common Stock”), and 500,000,000 shares of preferred stock, par value $0.00001 per share (the “Cavalier Preferred Stock”). As of the close of business on the Measurement Date, there were outstanding (i) 150,150,481 shares of Cavalier Class A Common Stock (for the avoidance of doubt, excluding shares of Cavalier Common Stock held in treasury), (ii) no shares of Cavalier Class B Common Stock, (iii) no shares of Cavalier Class C Common Stock, (iv) 1,848,879,483 shares of Cavalier Class D Common Stock, (v) no shares of Cavalier Preferred Stock, (vi) no shares of Cavalier Class A Common Stock, no shares of Cavalier Class B Common Stock, no shares of Cavalier Class C Common Stock and no shares of Cavalier Class D Common Stock held in treasury and (vii) no other shares of capital stock or other voting securities of Cavalier. All outstanding shares of capital stock of Cavalier have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on the Measurement Date, there were outstanding (A) stock options with respect to shares of Cavalier Class A Common Stock (“Cavalier Options”) with respect to 14,239,929 shares of Cavalier Class A Common Stock, (B) awards of restricted stock units that correspond to shares of Cavalier Class A Common Stock (“Cavalier RSU Awards”) with respect to 27,448,585 shares of Cavalier Class A Common Stock and (C) awards of performance-based vesting restricted stock units that correspond to shares of Cavalier Class A Common Stock (“Cavalier PSU Awards”) with respect to (1) 2,887,997 shares of Cavalier Class A Common Stock (assuming such Cavalier PSU Awards were earned at target level of performance) and (2) 5,775,994 shares of Cavalier Class A Common Stock

(assuming such Cavalier PSU Awards were earned at maximum level of performance). Except as set forth in this Section 4.6 and except for changes since the close of business on the Measurement Date resulting from the exercise, vesting or settlement of Cavalier Options, Cavalier RSU Awards or Cavalier PSU Awards outstanding on such date or the exercise, settlement, payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 6.1, there are outstanding, (a) no shares of capital stock or other voting securities of Cavalier, and (b) except for securities issuable pursuant to employee benefit plans or arrangements, including equity awards issued pursuant to Cavalier equity plans and awards payable in Cavalier Class A Common Stock, (1) no options, warrants or other rights to acquire from Cavalier any capital stock or voting securities of Cavalier or securities convertible into or exchangeable for capital stock or voting securities of Cavalier, (2) no bonds, debentures, notes or other indebtedness of Cavalier or any of its Subsidiaries, in each case, that are linked to, or calculated based on, the value of Cavalier or any of its Subsidiaries, or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Cavalier or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cavalier or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character relating to the capital stock of Cavalier, obligating Cavalier to issue, transfer or sell any capital stock, voting securities of Cavalier or securities convertible into or exchangeable for capital stock or voting securities of Cavalier or obligating Cavalier to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Cavalier Securities”). Except as required by the terms of any employee or director options or other stock-based awards, there are no outstanding obligations of Cavalier or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Cavalier Securities.

Section 4.7 Subsidiaries.

(a) Each Subsidiary of Cavalier is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect. For the avoidance of doubt, for all purposes of this Agreement, Cavalier OpCo and its Subsidiaries shall be deemed to be Subsidiaries of Cavalier. Each Subsidiary of Cavalier is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect. All “significant subsidiaries” (as such item is defined in Section 1-102 of Regulation S-X under the Exchange Act) of Cavalier as of December 31, 2024 (collectively, the “Cavalier Significant Subsidiaries”) and their respective jurisdictions of organization are identified in Section 4.7(a) of the Cavalier Disclosure Schedules.

(b) All of the outstanding capital stock of, or other ownership interests in, each Cavalier Significant Subsidiary is wholly-owned by Cavalier, directly or indirectly, free and clear of any material Lien (other than Liens arising under securities Laws) and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Cavalier or any of the Cavalier Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Cavalier Significant Subsidiary or (ii) (A) options, warrants or other rights to acquire from Cavalier or any of the Cavalier Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Cavalier Significant Subsidiary, (B) bonds, debentures, notes or other indebtedness of any Cavalier Significant Subsidiary that are linked to, or calculated based on, the value of Cavalier or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Cavalier or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cavalier or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character relating to the capital stock of any Cavalier Significant Subsidiary, obligating Cavalier or any Cavalier Significant Subsidiary to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Cavalier Significant Subsidiary or obligating Cavalier or any Cavalier Significant Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Cavalier Subsidiary Securities”). There are no outstanding obligations of Cavalier or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Cavalier Subsidiary Securities. No Subsidiary of Cavalier is, or since January 1, 2023 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of Cavalier owns any shares of Cavalier capital stock.

(c) As of the Measurement Date, the equity, voting and other ownership interests of Cavalier OpCo consisted solely of 1,999,029,964 “Common Units” (as defined in the Third Amended and Restated Operating Agreement of Cavalier OpCo dated as of June 15, 2024 (the “Cavalier Operating Agreement”) (the “Cavalier OpCo Common Units”), of which 1,847,777,661 are held by RHI, 1,101,822 are held by DG and 150,150,481 are held by Cavalier. All of the issued and outstanding Cavalier OpCo Common Units have been duly authorized and validly issued and are fully paid (to the extent required by the Cavalier Operating Agreement) and nonassessable (except as such non-assessability may be affected by Michigan Limited Liability Company Act) and, except as set forth in the Cavalier Operating Agreement free of preemptive rights. Except as set forth above in this Section 4.7(c), as of the Measurement Date, there are no outstanding (A) Cavalier OpCo Common Units or other equity or voting securities or ownership interests of Cavalier OpCo (the “Cavalier OpCo Interests”), (B) (1) options, warrants or other rights to acquire from Cavalier OpCo any Cavalier OpCo Interests, equity or voting securities or other ownership interests in, or any securities convertible into or exchangeable for Cavalier OpCo Interests, voting securities or ownership interests in, Cavalier OpCo or (2) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to Cavalier OpCo Interests or other equity or voting securities or other ownership interests of Cavalier OpCo, obligating Cavalier OpCo to issue, transfer or sell any Cavalier OpCo Interests or any securities convertible into or exchangeable for Cavalier OpCo Interests, or obligating Cavalier OpCo to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, or other agreement, arrangement or commitment or (C) bonds, debentures, notes or other debt of Cavalier OpCo that are linked to, or the value of which is in any way based upon or derived from, the value of Cavalier OpCo or any part thereof, or any dividends or other distributions declared or paid on any Cavalier OpCo Interests, capital stock of, or other equity or voting interests in, Cavalier OpCo, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which unitholders of Cavalier OpCo may vote (the items in the foregoing subclauses (A), (B) and (C) being referred to collectively as “Cavalier OpCo Securities”). There are no outstanding obligations of Cavalier OpCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Cavalier OpCo Securities. Each Subsidiary of Cavalier OpCo is wholly-owned by Cavalier OpCo. Cavalier has heretofore made available to Maverick true and complete copies of the Cavalier Operating Agreement and the Exchange Agreement, dated as of August 5, 2020, among Cavalier OpCo, Cavalier and the Holders (as defined therein) (the “Exchange Agreement”), in each case as amended to the date of this Agreement.

Section 4.8 SEC Filings.

(a) Cavalier has made available to Maverick (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2023 and 2024, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Cavalier held since December 31, 2023 and (iii) all of its other reports, statements, schedules, registration statements and prospectuses filed with the SEC since December 31, 2023 (the documents referred to in this Section 4.8(a) being referred to collectively as the “Cavalier SEC Documents”). Cavalier’s annual report on Form 10-K for its fiscal year ended December 31, 2024 is referred to herein as the “Cavalier 10-K.”

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Cavalier SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Cavalier SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Cavalier has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by Cavalier since January 1, 2023.

(e) As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Cavalier SEC Document.

Section 4.9 Financial Statements. The audited consolidated financial statements of Cavalier (including any related notes and schedules) included in its annual reports on Form 10-K and unaudited condensed consolidated financial statements included in its quarterly reports on Form 10-Q, in each case referred to in Section 4.8, present fairly, in all material respects, the consolidated financial position of Cavalier and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X). For purposes of this Agreement, “Cavalier Balance Sheet” means the consolidated balance sheet of Cavalier, as of December 31, 2024, set forth in the Cavalier 10-K and “Cavalier Balance Sheet Date” means December 31, 2024.

Section 4.10 Disclosure Documents.

(a) Subject to Section 4.10(f), the Registration Statement on Form S-4 of Cavalier (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Cavalier Class A Common Stock in connection with the Maverick Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act.

(b) Subject to Section 4.10(f), neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Maverick Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Subject to Section 4.10(f), neither the Joint Proxy and Information Statement/Prospectus, nor any amendment or supplement thereto, will, at the date the Joint Proxy and Information Statement/Prospectus or any such amendment or supplement thereto is first mailed to stockholders of Maverick and Cavalier, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Subject to Section 4.10(f), the Cavalier Information Statement (as defined below), including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

(e) None of the information supplied or to be supplied by Cavalier for inclusion or incorporation by reference in the Joint Proxy and Information Statement/Prospectus, nor in any amendment or supplement thereto will, at the date the Joint Proxy and Information Statement/Prospectus or any such amendment or supplement thereto is first mailed to stockholders of Maverick and Cavalier or at the time Maverick’s stockholders vote on the adoption and approval of this Agreement or at the Maverick Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Notwithstanding the foregoing, no representation or warranty is made by Cavalier, Maverick Merger Subsidiary or Forward Merger Subsidiary in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by Maverick for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy and Information Statement/Prospectus, or in any amendment or supplement thereto.

Section 4.11 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of Cavalier (or each former principal executive officer and former principal financial officer of Cavalier, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Cavalier SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Cavalier has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Cavalier in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Cavalier’s auditors any material weaknesses in internal controls over financial reporting. Cavalier has provided to Maverick true and correct copies of any of the foregoing disclosures to the auditors or audit committee of Cavalier that have been made in writing from January 1, 2023 through the date of this Agreement, and will promptly provide to Maverick true and correct copies of any such disclosure that is made after the date of this Agreement.

(c) Cavalier has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Cavalier’s financial statements. Cavalier’s management, with the participation of Cavalier’s principal executive and financial officers, has completed an assessment of the effectiveness of Cavalier’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such internal controls were effective using the framework specified in the Cavalier 10-K.

(d) No personal loan or other extension of credit by Cavalier or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2023.

(e) Since January 1, 2023, neither Cavalier nor any of its Subsidiaries nor, to Cavalier’s knowledge, any director, officer, employee, auditor, accountant or representative of Cavalier or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Cavalier or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 4.12 Absence of Certain Changes.

(a) From the Cavalier Balance Sheet Date to the date of this Agreement, Cavalier and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b) From the Cavalier Balance Sheet Date to the date of this Agreement, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Cavalier Material Adverse Effect.

Section 4.13 No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of Cavalier or any Subsidiary of Cavalier of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are, individually or in the aggregate, reasonably likely to have, a Cavalier Material Adverse Effect, other than:

(a) liabilities disclosed or provided for in the Cavalier Balance Sheet or the notes thereto;

(b) liabilities disclosed in the Cavalier SEC Documents;

(c) liabilities incurred since the Cavalier Balance Sheet Date in the ordinary course of business consistent with past practice;

(d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e) liabilities under this Agreement or in connection with the Transactions.

Section 4.14 Litigation. As of the date of this Agreement, there is no action, arbitration, mediation, suit, litigation, audit, investigation or proceeding, pending against or by, to the knowledge of Cavalier, threatened against or by, Cavalier, any of its Subsidiaries, or any of their respective officers or directors before any court, arbitrator or any Governmental Authority which would, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect or Cavalier Impairment Effect.

Section 4.15 Taxes. Except as set forth in the Cavalier Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect:

(a) (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Cavalier and its Subsidiaries have been timely filed in accordance with all applicable Laws; (ii) Cavalier and its Subsidiaries have fully and timely paid, or caused to be paid, all Taxes owed (whether or not shown on any Tax Return) and, as of the time of filing, all Tax Returns were true and complete in all respects (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Cavalier Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Cavalier Balance Sheet); and (iii) Cavalier and its Subsidiaries have made provision for all Taxes payable by Cavalier and its Subsidiaries for which no Tax Return has yet been filed;

(b) there is no Tax Proceeding pending or threatened in writing with respect to any Taxes due from or with respect to Cavalier or any of its Subsidiaries, and no taxing authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Cavalier or any of its Subsidiaries;

(c) neither Cavalier nor any of its Subsidiaries is liable for any Tax imposed on any Person (other than Cavalier or any of its Subsidiaries) as the result of the application of Treasury Regulations section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor;

(d) neither Cavalier nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two (2) years prior to the date of this Agreement;

(e) neither Cavalier nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of Cavalier or any of its Subsidiaries;

(f) neither Cavalier nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for (i) any such agreement or arrangement solely between or among any of Cavalier and/or its Subsidiaries or (ii) any commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes;

(g) neither Cavalier nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2);

(h) there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Cavalier Balance Sheet) upon any of the assets of Cavalier or any of its Subsidiaries;

(i) no claim has been made by any taxing authority in a jurisdiction where Cavalier and its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against Cavalier and its Subsidiaries have been fully and timely paid, settled or properly reflected on the Cavalier Balance Sheet; and

(j) neither Cavalier nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16 Capitalization of Forward Merger Subsidiary and Maverick Merger Subsidiary. The authorized capital of Forward Merger Subsidiary consists solely of limited liability company interests, all of which are held directly by Cavalier. The authorized capital stock of Maverick Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding and held directly by Cavalier.

Section 4.17 Reorganization Transactions.

(a) The Transaction Agreement has been duly authorized by all necessary corporate action and validly executed and delivered by the parties thereto. Cavalier has made available to Maverick a true and complete copy of the Transaction Agreement and any ancillary documents, schedules, and exhibits thereto (collectively, the “Reorganization Transaction Documentation”).

(b) The affirmative vote of the holders of shares of Cavalier Common Stock representing at least a majority of the aggregate voting power of the outstanding shares of Cavalier Common Stock entitled to vote thereon was the only vote of the holders of any class or series of the capital stock of Cavalier necessary to adopt and approve the Transaction Agreement and the Reorganization Transactions contemplated thereby (the “Cavalier Reorganization Stockholder Approval”). RHI has executed and delivered a written consent (the “Cavalier Irrevocable Reorganization Written Consent”) constituting the Cavalier Reorganization Stockholder Approval, which shall be in full force and effect as of the date hereof and remain in full force and effect at all times thereafter until the consummation of the Reorganization Transactions.

(c) No Affiliate of Cavalier (other than any Subsidiary of Cavalier) will receive any benefit as a result of the Reorganization Transactions that is not shared on a ratable basis by the other stockholders of Cavalier.

(d) Neither the Reorganization Transactions nor the Mergers constitutes a “Change of Control” (as defined in the Tax Receivable Agreement (as defined in the Transaction Agreement)).

Section 4.18 Compliance with Laws. To Cavalier’s knowledge, neither Cavalier nor any of its Subsidiaries is in violation of, or has since January 1, 2023 violated, any applicable provisions of any Laws or Orders, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Cavalier Material Adverse Effect.

Section 4.19 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect, since January 1, 2020, (i) none of Cavalier, any of its Subsidiaries, nor any Cavalier or Subsidiary director, officer, employee, nor, to the knowledge of Cavalier, any representative, agent, or other person acting on behalf of Cavalier or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of Cavalier, any of its Subsidiaries nor any Cavalier or Subsidiary director, officer, employee, nor, to the knowledge of Cavalier, any representative, agent or any other person acting on behalf of Cavalier or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authorities or (5) assisting Cavalier, any Subsidiary of Cavalier, or any Cavalier or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of Cavalier or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect, (i) Cavalier, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of Cavalier, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2020 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither Cavalier nor any of its Subsidiaries carries on, or has carried on since January 1, 2020, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c) Except as would not, individually or in the aggregate, be reasonably likely to have a Cavalier Material Adverse Effect, since January 1, 2020 (i) neither Cavalier nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither Cavalier nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of Cavalier, any agents, employees (other than officers), representatives, or any other person acting at the direction of Cavalier or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) Cavalier and its Subsidiaries have implemented and have maintained internal controls, policies and procedures designed to detect and prevent violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) Cavalier and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

Section 4.20 Title to Properties. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect, each of Cavalier and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of Cavalier or any of its Subsidiaries are subject to any Liens (other than Permitted Liens) that, in the aggregate, interfere with the ability of Cavalier or any of its Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Cavalier Material Adverse Effect.

Section 4.21 Brokers; Financial Advisor. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Cavalier, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Mergers as a result of being engaged by Cavalier or any Subsidiary or affiliate of Cavalier.

Section 4.22 Solvency; Financing.

(a) Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other transaction documents, with the intent to hinder, delay or defraud either present or future creditors of Cavalier, Forward Merger Subsidiary, Maverick Merger Subsidiary, Maverick or any of their respective Subsidiaries. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy in all material respects of the representations and warranties set forth in Article III:

(i) the Fair Value of the assets of Cavalier and its Subsidiaries, taken as a whole, shall be greater than the total amount of Cavalier’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(ii) Cavalier and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii) Cavalier and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(iv) For the purposes of this Section 4.22(a), “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Cavalier and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) Sufficiency of Funds. Cavalier will have available to it at the Closing, funds sufficient to enable Cavalier to satisfy all of Cavalier’s obligations under this Agreement, and any fees and expenses of or payable by Cavalier, Forward Merger Subsidiary or Maverick Merger Subsidiary or Cavalier’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of Maverick and/or its Subsidiaries contemplated by, or required in connection with the Transactions. Cavalier expressly acknowledges and agrees that its obligations under this Agreement to consummate the Mergers or any of the other Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 4.23 Transactions with Affiliates. Since January 1, 2023 through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, that would be required to be disclosed under Item 404(a) of Regulation S-K (a “Related Party Transaction”) that have not been otherwise disclosed in the Cavalier SEC Documents filed prior to the date hereof.

Section 4.24 Ownership of Maverick Common Stock. None of Cavalier nor any of its Subsidiaries (including Forward Merger Subsidiary or Maverick Merger Subsidiary or any of their Subsidiaries) owns or has owned at any time in the three (3) years preceding the date of this Agreement any shares of Maverick Common Stock beneficially or of record.

Section 4.25 Investment Advisor Subsidiaries; No Broker-Dealer Subsidiary.

(a) No Subsidiary of Cavalier is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Subsidiary of Cavalier is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Cavalier is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable Law.

Section 4.26 Mortgage Business.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect, (i) Cavalier and its wholly-owned Subsidiaries are and have been since January 1, 2023 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (ii) since January 1, 2023 through the date of this Agreement, neither Cavalier nor any of its wholly-owned Subsidiaries has received written notice or, to the knowledge of Cavalier, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iii) since January 1, 2023, neither Cavalier nor any of its wholly-owned Subsidiaries has received written notice or, to the knowledge of Cavalier, any other communication from any Governmental Authority regarding any actual, threatened or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iv) to the knowledge of Cavalier, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(b) Section 4.26(b)(i) of the Cavalier Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Cavalier or any of its Subsidiaries and used for the conduct of their business as presently conducted. Other than the entities listed on Section 4.26(b)(ii) of the Cavalier Disclosure Schedules, no Subsidiary of Cavalier is required to be licensed or registered with any Governmental Authority as an originator, owner, broker or servicer of Mortgage Loans.

(c) The entity set forth on Section 4.26(c) of the Cavalier Disclosure Schedules (i) is approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage

Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) has not received any written or, to the knowledge of Cavalier, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the knowledge of Cavalier does any circumstance exist that could reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) has not received any written notice indicating that any event has occurred that could reasonably be expected to result in Cavalier or any of its Subsidiaries not maintaining its Mortgage Servicing Rights in respect of any Cavalier Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect, as of the date hereof, Cavalier and its Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and/or the right to service the Mortgage Loans currently being serviced or subserviced by Cavalier or its Subsidiaries, including the entities set forth on Section 4.26(d) of the Cavalier Disclosure Schedules, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Cavalier Material Adverse Effect, (i) each servicing advance made by or on behalf of Cavalier or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Cavalier Servicing Agreement and is a valid and subsisting amount owing to Cavalier or such Subsidiary and (ii) neither Cavalier nor any of its Subsidiaries has received any written notice from an investor, insurer, Cavalier Securitization Trust, or other party in which such investor, insurer, Cavalier Securitization Trust or other party disputes or denies any claim by or on behalf of Cavalier or such Subsidiary for reimbursement in connection with a servicing advance.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect, (i) Cavalier and its Subsidiaries are, and since January 1, 2023 have been, in compliance with Cavalier’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither Cavalier nor any of its Subsidiaries has received written or, to the knowledge of Cavalier, oral or other notice of any pending or threatened cancellation or partial termination of any Cavalier Servicing Agreement.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect: (i) each Cavalier Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Cavalier Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Cavalier Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Authority to increase the loss level for such Cavalier Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against Cavalier or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the knowledge of Cavalier, each appraisal obtained in connection with each Cavalier Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Cavalier Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Cavalier Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity

Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Cavalier Material Adverse Effect, (i) the servicing file for each Cavalier Originated Mortgage Loan owned, or Cavalier Serviced Mortgage Loan serviced, by Cavalier or any of its Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Cavalier or any of its Subsidiaries under any Cavalier Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by Cavalier or such Subsidiary under any such Cavalier Servicing Agreement or Applicable Requirements; (B) permit termination of any such Cavalier Servicing Agreement by a third party without the consent of Cavalier or such Subsidiary; (C) impose on Cavalier or its Subsidiaries sanctions or penalties in respect of any Cavalier Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance or guarantee benefits in respect of any Cavalier Servicing Agreement that would result in a breach or trigger a default of any obligation of Cavalier or its Subsidiaries under any Cavalier Servicing Agreement or Applicable Requirement.

(h) Prior to the date hereof, Cavalier has made available Maverick the Cavalier Data Tape. The information included in the Cavalier Data Tape is true and correct in all material respects as of the date(s) specified therein.

(i) From January 1, 2023 until the date of this Agreement, there have not been any material deficiencies in any exams or audits of Cavalier or its Subsidiaries conducted by any Governmental Authority, mortgage loan investor or insurer.

(j) For purposes of this Agreement:

(i) “Cavalier Data Tape” means the data tape, dated as of February 28, 2025, provided by Cavalier to Maverick prior to the date hereof in computer tape form with respect to each Cavalier Originated Mortgage Loan and Cavalier Serviced Mortgage Loan held or serviced by Cavalier and its Subsidiaries as of such date.

(ii) “Cavalier Originated Mortgage Loan” means any Mortgage Loan originated by Cavalier or any of its Subsidiaries at any time since January 1, 2023.

(iii) “Cavalier Serviced Mortgage Loan” means any Mortgage Loan serviced by the entity set forth on Section 4.26(j)(iii) of the Cavalier Disclosure Schedules or any of their respective Subsidiaries pursuant to a Cavalier Servicing Agreement since January 1, 2023.

(iv) “Cavalier Servicing Agreement” means any Contract pursuant to which Cavalier or any of its Subsidiaries is obligated to a Governmental Authority or a third party (including any Cavalier Securitization Trust) to service and administer Mortgage Loans.

Section 4.27 Securitization Matters.

(a) Except for those transactions set forth on Section 4.27(a) of the Cavalier Disclosure Schedules (the “Cavalier Securitization Transactions”), there are no existing securitization transactions directly involving Mortgage Loans originated or held by Cavalier or any of its Subsidiaries or any securitization transactions with respect to which Maverick or any of its Subsidiaries has any outstanding liabilities or obligations. Each of the Cavalier Securitization Trusts were formed in accordance with, and all transactions between Cavalier or any of its Subsidiaries and any Securitization Trust have been consummated in accordance with, all applicable Laws and all Applicable Requirements in all material respects. For the purposes of this Agreement, “Cavalier Securitization Trusts” means the trusts associated with the Cavalier Securitization Transactions.

(b) In connection with securitizations of Cavalier Originated Mortgage Loans and, to the extent applicable, Cavalier Serviced Mortgage Loans, except as would not reasonably be expected to have, individually or in the aggregate, a Cavalier Material Adverse Effect, Cavalier and its Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by Cavalier or its Subsidiaries under applicable Laws (including as required under Regulation AB), and pursuant to any Cavalier Servicing Agreement, to the person designated for receipt in the applicable Cavalier Servicing Agreement, on a timely basis.

Section 4.28 No Additional Representations; Non-Reliance.

(a) Except for the representations and warranties made in (i) this Article IV, as qualified by the Cavalier Disclosure Schedules or (ii) any certificate delivered pursuant to this Agreement, neither Cavalier nor any other Person makes any express or implied representation or warranty with respect to Cavalier or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the other Transactions, and Cavalier hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly provided in this Article IV, as qualified by the Cavalier Disclosure Schedules or in any certificate delivered pursuant to this Agreement, neither Cavalier nor any other Person makes or has made any representation or warranty to Maverick or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Cavalier or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties expressly made in this Article IV, as qualified by the Cavalier Disclosure Schedules, in any certificate delivered pursuant to this Agreement, any oral or written information presented to Maverick or any of its affiliates or representatives in the course of their due diligence investigation of Cavalier, the negotiation of this Agreement or in the course of the Mergers or the other Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary acknowledges and agrees that neither Maverick nor any other Person has made or is making, and each of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary expressly disclaims reliance upon, any representations, warranties or statements relating to Maverick or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Maverick in Article III, as qualified by Maverick Disclosure Schedules, or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Maverick or its Subsidiaries furnished or made available to Cavalier, Forward Merger Subsidiary or Maverick Merger Subsidiary or any of their respective representatives. Without limiting the generality of the foregoing, each of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary acknowledge that, except for the representations and warranties expressly provided in Article III, as qualified by the Maverick Disclosure Schedules, or in any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Cavalier, Forward Merger Subsidiary or Maverick Merger Subsidiary or any of their respective representatives.

ARTICLE V

COVENANTS OF MAVERICK

Maverick agrees that:

Section 5.1 Conduct of Maverick. From the date of this Agreement until the Maverick Effective Time, except with the prior written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law or as set forth in Section 5.1 of the Maverick Disclosure Schedules, Maverick and each of its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business consistent with past practice in all material respects and to preserve intact its current business organizations and relationships with material customers, vendors, distributors, partners, licensors, licensees, creditors and other Persons with which it has material business relations; provided that (x) no action by Maverick or any of its Subsidiaries to the extent expressly permitted by any of clauses (a) through (t) below shall be a breach of this sentence and (y) Maverick’s or any of its Subsidiaries’ failure to take any action prohibited by Section 5.1(a) through Section 5.1(t) by virtue of Cavalier’s failure to consent to such action shall not be deemed to be a breach of this Section 5.1. Without limiting the generality of the foregoing, except with the prior written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law or as set forth in Section 5.1 of the Maverick Disclosure Schedules, from the date of this Agreement until the Maverick Effective Time:

(a) Maverick will not (i) adopt or propose any change in the Maverick Charter or Maverick Bylaws or (ii) permit any of its Subsidiaries to adopt or propose any change in such Subsidiary’s certificate of incorporation, bylaws or similar organizational or governing documents;

(b) Maverick will not, and will not permit any Maverick Significant Subsidiary to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Maverick or any such Maverick Significant Subsidiary;

(c) Maverick will not, and will not permit any Subsidiary of Maverick to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Maverick or its Subsidiaries other than (i) issuances of Maverick Common Stock pursuant to the settlement of Maverick RSU Awards and Maverick PSU Awards that are outstanding on the date of this Agreement or granted thereafter not in violation of this Section 5.1, (ii) among Maverick and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Maverick and (iii) Permitted Liens;

(d) other than the Pre-Closing Dividend, Maverick will not, and will not permit any Subsidiary of Maverick to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends or distributions paid by any Subsidiary of Maverick to Maverick or any wholly-owned Subsidiary of Maverick;

(e) Maverick will not, and will not permit any Subsidiary of Maverick to, redeem, repurchase or otherwise acquire directly or indirectly any of Maverick’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any Maverick Benefit Plan or any dividend reinvestment plan in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.4, (iii) with respect to the forfeiture, vesting or settlement or satisfaction of applicable Tax withholding of Maverick RSU Awards or Maverick PSU Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.1 or (iv) transactions among Maverick and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Maverick;

(f) Maverick will not amend the material terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding Maverick RSU Awards or Maverick PSU Awards (which, it is understood, will not limit the administration of the relevant plans governing such awards in accordance with past practices and interpretations of Maverick’s Board of Directors and any relevant committee thereof);

(g) Maverick will not, and will not permit any Subsidiary of Maverick to, make or authorize any capital expenditures except in amounts that are not in excess of the applicable amounts as set forth on Section 5.1 of the Maverick Disclosure Schedules;

(h) Maverick will not, and will not permit any of its Subsidiaries to, except as required under any Maverick Benefit Plan, (i) increase the compensation or benefits of any director, officer or employee of Maverick or its Subsidiaries, except (x) with respect to senior vice presidents and above, for routine annual increases in cash compensation or benefits not to exceed the percentages set forth in the Maverick Disclosure Schedules or as otherwise set forth in the Maverick Disclosure Schedules, or (y) with respect to employees below the senior vice president level, for increases in the ordinary course of business consistent with past practice, (ii) grant or pay any bonus, equity or equity-based award, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment to any directors, officers or employees, (iii) enter into, adopt, extend, renew, materially amend or modify (or waive or amend any performance or vesting criteria or accelerate funding under) any Maverick Benefit Plan (or any arrangement that would be a Maverick Benefit Plan if in effect on the date hereof), other than ordinary course actions consistent with past practice that do not materially increase costs, (iv) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (v) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any director, officer, or employee of Maverick and its Subsidiaries, (vi) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act, (vii) terminate the employment of any employee with a title of senior vice president or above, other than a termination of employment for “cause” or (viii) hire any employee with a title of senior vice president or above, other than to replace any employee who has terminated his or her employment voluntarily or whose employment has terminated as permitted in this Section 5.1;

(i) Maverick will not, and will not permit any of its Subsidiaries to, acquire (for cash or other assets) or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or any other assets outside the ordinary course of business consistent with past practice, except that, Maverick and its Subsidiaries shall be permitted to make acquisitions of assets solely among Maverick and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Maverick;

(j) except as expressly permitted by Section 7.1, Maverick will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) (other than by Permitted Liens), abandon, permit to lapse or otherwise dispose of any material assets or material property (which shall include any sale of any capital stock of any Subsidiary of Maverick), except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice, (iii) transfers among Maverick and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Maverick, (iv) any such disposals of assets for fair market value in an amount not exceeding $5,000,000 individually or $50,000,000 in the aggregate, or (v) the abandonment or lapse of Maverick Registered Intellectual Property that have been found or are reasonably expected to be found invalid or unenforceable or that have reached the end of their final, non-renewable terms;

(k) Maverick will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee or assume any such indebtedness of another Person (other than (i) any incurrences, guarantees or assumptions of indebtedness for borrowed money among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof, and (ii) any incurrences, guarantees or assumptions of indebtedness or other obligations incurred under the existing Maverick Facilities listed on Section 5.1 of the Maverick Disclosure Schedules, or any renewals thereof on substantially similar terms as in effect under the applicable Maverick Facility as of the date hereof, in each case in the ordinary course of business consistent with past practice, provided, that (x) no new unsecured incurrences, guarantees or assumptions of indebtedness shall be permitted and (y) any new facility, arrangement using a special purpose vehicle structure and any syndication of indebtedness, shall require Cavalier’s prior written consent;

(l) Maverick will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or material real property lease or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement or a material real property lease, other than (x) as otherwise expressly contemplated by this Agreement, (y) the expiration of any Material Contract in accordance with its terms or (z) in the ordinary course of business consistent with past practice;

(m) Maverick will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or regulatory proceeding (excluding any Tax Proceeding, which shall be governed by Section 5.1(p)), whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case (i) in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate, or (ii) that imposes (x) any material non-monetary obligation to be performed by, or (y) material restriction imposed against, Maverick or any of its Subsidiaries, or, following the Closing Date, Cavalier or its Subsidiaries; provided, however, that, notwithstanding the foregoing, Maverick may not settle or propose to settle or compromise any Transaction Litigation (as defined below) except as expressly permitted by Section 7.13;

(n) except for any such change which is not material or which is required by GAAP or applicable Law, Maverick will not, and will not permit any Subsidiary of Maverick to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(o) Maverick will not, and will not permit any Subsidiary of Maverick to (i) enter into any joint venture, partnership, participation or other similar arrangement with any other Person (other than Maverick or any wholly-owned Subsidiary of Maverick) or (ii) make any loan (except for Mortgage Loans in the ordinary course of business), capital contribution or advance to or investment in any other Person (other than Maverick or any wholly-owned Subsidiary of Maverick), except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or advancements of expenses to directors and officers of Maverick or any Subsidiary of Maverick pursuant to advancement obligations in effect as of the date hereof under the Maverick Charter, Maverick Bylaws, equivalent governing documents of any Subsidiary of Maverick or any indemnification agreement with any such director or officer, in each case as in effect on the date of this Agreement;

(p) except as required by a change in applicable Law, Maverick will not, and will not permit any of its Subsidiaries to, (i) make (other than in the ordinary course of business consistent with past practice), revoke or amend any material election relating to Taxes or change any of its Tax accounting methods currently in effect, (ii) settle any material Tax Proceeding or (iii) file any material amended Tax Return;

(q) Maverick will not, and will not permit any of its Subsidiaries to, enter into any agreement of the type set forth in Section 3.20(a)(ii), Section 3.20(a)(iii), Section 3.20(a)(v), Section 3.20(a)(vii) or Section 3.20(a)(xii);

(r) Maverick will not, and will not permit any of its Subsidiaries to, enter into any material new line of business;

(s) Maverick will not, and will not permit any of its Subsidiaries to, enter into (or agree to enter into) any acquisition, joint venture or other similar arrangement, or any agreement to effect, or any letter of intent or similar document contemplating, any acquisition (including by merger, consolidation or acquisition), joint venture or other similar arrangement if such acquisition, joint venture or other similar arrangement would be reasonably expected to prevent, materially impede or materially delay the consummation of the Mergers and the Transactions; and

(t) Maverick will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 5.2 Maverick Stockholder Meeting; Proxy Material.

(a) Except as permitted by Section 5.2(b) below, the Board of Directors of Maverick shall recommend adoption of this Agreement by Maverick’s stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of Maverick nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Cavalier, the approval of this Agreement and the Maverick Merger or the Maverick Recommendation (as defined in Section 5.2(e) below) (any of the foregoing, a “Change in the Maverick Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as defined below). For purposes of this Agreement, a Change in the Maverick Recommendation shall include (x) any approval or recommendation of (or public proposal to approve or recommend) an Acquisition Proposal by the Board of Directors of Maverick or any committee thereof or (y) any failure by Maverick to include the Maverick Recommendation in the Joint Proxy and Information Statement/Prospectus.

(b)

(i) The Board of Directors of Maverick shall be permitted, in response to a Superior Proposal (as defined in Section 7.8(b)) received after the date of this Agreement and not resulting from a breach of Section 5.2(a), this Section 5.2(b) or Section 7.8, to not make the Maverick Recommendation, or to withdraw or modify in a manner adverse to Cavalier the Maverick Recommendation, or to cause Maverick to terminate this Agreement pursuant to Section 9.1(f), in each case, only if and to the extent that all of the following conditions are met: (A) the Maverick Stockholder Approval has not been obtained; (B) the Board of Directors of Maverick determines in good faith, after consulting with outside legal counsel, that making the Maverick Recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; (C) before taking any such action, Maverick promptly gives Cavalier written notice advising Cavalier of the decision of the Board of Directors of Maverick to take such action, including in reasonable detail the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and Maverick will also promptly give Cavalier such a notice with respect to any subsequent material change in such proposal) and Maverick has given Cavalier at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its representatives reasonably available to negotiate with Cavalier (to the extent Cavalier wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification of such Acquisition Proposal (other than immaterial amendments or modifications) shall require a new notice period with a new Superior Proposal Match Period of two (2) Business Days); and (D) the Board of Directors of Maverick determines in good faith that such Acquisition Proposal constitutes a Superior Proposal at the end of such Superior Proposal Match Period after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the Mergers or this Agreement proposed by Cavalier in a manner that would form a binding contract if accepted by Maverick after being notified pursuant to this Section 5.2(b)(i).

(ii) The Board of Directors of Maverick shall be permitted, in response to an Intervening Event (as defined below) occurring after the date of this Agreement, to not make the Maverick Recommendation or to withdraw or modify in a manner adverse to Cavalier the Maverick Recommendation, only if and to the extent that all of the following conditions are met: (A) the Maverick Stockholder Approval has not been obtained; (B) the Board of Directors of Maverick determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel, that making the Maverick Recommendation or failing to so withdraw or modify the Maverick Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable Law; (C) before taking any such action, Maverick promptly gives Cavalier written notice advising Cavalier of the decision of the Board of Directors of Maverick to take such action, which notice will describe the Intervening Event in reasonable detail, and Maverick has given

Cavalier at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(ii), the “Intervening Event Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its representatives reasonably available to negotiate with Cavalier (to the extent Cavalier wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Intervening Event Match Period of two (2) Business Days); and (D) Cavalier does not make, within the Intervening Event Match Period, a proposal in a manner that would form a binding contract if accepted by Maverick that the Board of Directors of Maverick determines in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Maverick Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to Maverick’s Board of Directors, or the consequences of which were not reasonably foreseeable, as of the date of this Agreement, which event, change or development becomes known to Maverick’s Board of Directors prior to obtaining the Maverick Stockholder Approval; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or consequence thereof or (B) any change in the price or trading volume of the Maverick Common Stock, the Cavalier Class A Common Stock or any other securities of Maverick, Cavalier or any of their respective Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(iii) Except as permitted under Section 7.8, notwithstanding (x) any Change in the Maverick Recommendation, or (y) the making of any Acquisition Proposal, until the termination of this Agreement (A) in no event shall Maverick or any of its Subsidiaries enter into, or approve or recommend, or, except as set forth in Section 5.2(b) (other than a confidentiality agreement permitted under Section 7.8), propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or providing for an Acquisition Proposal and (B) Maverick shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting Maverick’s right to terminate this Agreement in the circumstances set forth in Section 9.1, a Change in the Maverick Recommendation shall not limit Maverick’s obligation to submit this Agreement to the stockholders of Maverick for the purpose of obtaining the Maverick Stockholder Approval at the Maverick Stockholder Meeting (as defined below).

(c) As promptly as practicable following the date of this Agreement, and in any event no later than 30 days after the date of this Agreement, Cavalier and Maverick shall prepare, and Cavalier shall file with the SEC, the Form S-4, which will include the prospectus of Cavalier for the issuance of Cavalier Class A Common Stock (the “Cavalier Prospectus”), the proxy statement of Maverick for the Maverick Stockholder Meeting (the “Maverick Proxy”) and the information statement of Cavalier with respect to the Cavalier Irrevocable Written Consent (the “Cavalier Information Statement,” and together with the Cavalier Prospectus and the Maverick Proxy, the “Joint Proxy and Information Statement/Prospectus”). Without limiting the foregoing, Cavalier and Maverick shall each use their reasonable best efforts to provide all information reasonably necessary to prepare, and shall cooperate, and cause their respective accountants and other advisors to cooperate, in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Form S-4 or the Joint Proxy and Information Statement/Prospectus. Each of Cavalier and Maverick shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Joint Proxy and Information Statement/Prospectus to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing and to keep the Form S-4 effective so long as necessary to consummate the Mergers. Each party shall promptly comply with all reasonable requests from another party for information required by applicable Law for inclusion in the Joint Proxy and Information Statement/Prospectus and the Form S-4. Neither Maverick nor Cavalier will file any documents with respect to the Form S-4 or the Joint Proxy and Information Statement/Prospectus with the SEC without first providing the other party and its counsel a reasonable opportunity to review and comment thereon, and the filing party will (i) include the reasonable additions, deletions or changes suggested by the other party or its counsel to the extent relating to such party or their respective affiliates and (ii) consider in good faith all other such reasonable additions, deletions or changes suggested by the other party or its counsel in connection therewith. Without limiting any other provision herein, the Form S-4 and the Joint Proxy and Information Statement/Prospectus will contain such information and disclosure reasonably requested by either Cavalier or Maverick so that the Form S-4 conforms in form and substance to the requirements of the Securities Act and the Joint Proxy and Information Statement/Prospectus conforms in form and substance to the requirements of the Exchange Act. Maverick shall, in consultation with Cavalier, (i) set a record date for the Maverick Stockholder Meeting, which record date shall be prior to the effectiveness of the Form S-4, (ii) commence a broker search (and any additional broker searches, if necessary) pursuant to and in compliance with Section 14a-13 of the Exchange Act as promptly as reasonably practicable but no later than twenty (20) Business Days prior to the record date (unless Cavalier and Maverick otherwise agree), and (iii) thereafter cause the Joint Proxy and Information Statement/Prospectus to be mailed to holders of Maverick Common Stock as promptly as reasonably practicable after the Form S-4 is declared effective, and, in any event, within three (3) Business Days after the Form S-4 is declared effective. Each of Cavalier, Maverick Merger Subsidiary, Forward Merger Subsidiary and Maverick agrees to correct or supplement, as promptly as reasonably practicable, any information provided by it for use in the S-4 or Joint Proxy and Information Statement/Prospectus which, if not corrected or supplemented, would result in the S-4 or Joint Proxy and Information Statement/Prospectus containing a misstatement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each of Maverick and Cavalier shall (i) promptly notify the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Mergers and other transactions contemplated hereby or for additional information with respect thereto and (ii) promptly supply the other with copies of all correspondence between Maverick or any of its representatives, or Cavalier or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Maverick and Cavalier shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Form S-4 and the Joint Proxy and Information Statement/Prospectus as promptly as reasonably practicable. Maverick and Cavalier shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Joint Proxy and Information Statement/Prospectus as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

(e) Maverick shall, within thirty-five (35) days after the commencement of the mailing of the Joint Proxy and Information Statement/Prospectus (or, if Maverick’s nationally recognized proxy solicitation firm advises thirty-five (35) days after the commencement of the mailing of the Joint Proxy and Information Statement/Prospectus is insufficient time to submit and obtain the Maverick Stockholder Approval, such later date to which Cavalier consents (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Maverick Stockholder Meeting”) for the purpose of obtaining the Maverick Stockholder Approval, and the Board of Directors of Maverick shall recommend to Maverick’s stockholders the adoption of this Agreement (the “Maverick Recommendation”) and shall include such recommendation in the Joint Proxy and Information Statement/Prospectus; provided, however, that the Board of Directors of Maverick may fail to make such Maverick Recommendation or make a Change in the Maverick Recommendation if permitted by, and in accordance with, Section 5.2(b). Without limiting the generality of the foregoing, but subject to Section 5.2(b) and Maverick’s rights to terminate this Agreement under the circumstances set forth in Section 9.1, Maverick agrees that its obligations pursuant to the first sentence of this Section 5.2(e) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to Maverick or its stockholders or representatives of any Acquisition Proposal. Subject to this Section 5.2(e), Maverick shall use its reasonable best efforts to hold the Maverick Stockholder Meeting as soon as reasonably practicable after the Form S-4 becomes effective and

(subject to any Change in the Maverick Recommendation permitted by, and in accordance with, Section 5.2(b)) to obtain the Maverick Stockholder Approval. Maverick shall not, without the prior written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Maverick Stockholder Meeting; provided that Maverick may, notwithstanding the foregoing, without the prior written consent of Cavalier, adjourn or postpone the Maverick Stockholder Meeting (A) if, after consultation with Cavalier, Maverick believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Maverick Stockholder Approval, or (2) distribute any supplement or amendment to the Joint Proxy and Information Statement/Prospectus the distribution of which the Board of Directors of Maverick has determined in good faith to be necessary under applicable Law after consultation with, and taking into account the advice of, outside legal counsel or (B) for an absence of a quorum, and Maverick shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (x) Maverick may not, without the prior written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Maverick Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days and in no event may Maverick postpone the Maverick Stockholder Meeting without the written consent of Cavalier (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would require the setting of a new record date and (y) if the Maverick Stockholder Meeting is adjourned or postponed, Maverick shall reconvene the Maverick Stockholder Meeting at the earliest reasonably practicable date on which the Board of Directors reasonably expects to have sufficient affirmative votes to obtain the Maverick Stockholder Approval. Without the prior written consent of Cavalier, the matters contemplated by the Maverick Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by Maverick’s stockholders in connection therewith) that Maverick shall propose to be voted on by the stockholders of Maverick at the Maverick Stockholder Meeting. Maverick shall otherwise coordinate and cooperate with Cavalier with respect to the timing of the Maverick Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Maverick Stockholder Meeting. Maverick shall provide updates to Cavalier with respect to the proxy solicitation for the Maverick Stockholders Meeting (including interim results) as reasonably requested by Cavalier.

Section 5.3 Resignation of Maverick Directors. In order to fulfill the requirements of Section 1.3(b), Maverick shall (a) use reasonable best efforts to cause each director of Maverick to deliver a written resignation to Maverick effective at the Maverick Effective Time and (b) cause the vacancies resulting from such resignations to be filled by Persons who are directors of Maverick Merger Subsidiary immediately prior to the Maverick Effective Time.

Section 5.4 Pre-Closing Dividend. Prior to the Maverick Effective Time, Maverick may declare a dividend (the “Pre-Closing Dividend”) to the holders of Maverick Common Stock consisting of $2.00 per share in cash per share of Maverick Common Stock, with a record date (which shall be no later than one Business Day prior to the Maverick Effective Time) and payment date determined by the Maverick Board of Directors.

Section 5.5 Other Actions. Subject to and in accordance with the provisions of Article VII, Maverick and Cavalier shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

ARTICLE VI

COVENANTS OF CAVALIER

Cavalier agrees that:

Section 6.1 Conduct of Cavalier. From the date of this Agreement until the Maverick Effective Time, except for any actions or transactions in furtherance of the Reorganization Transactions in accordance with the

Transaction Agreement, with the prior written consent of Maverick (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law, or as set forth in Section 6.1 of the Cavalier Disclosure Schedules, from the date of this Agreement until the Maverick Effective Time, Cavalier shall not, nor shall Cavalier permit any of its Subsidiaries to:

(a) adopt or propose any change in the certificate of incorporation or bylaws of Cavalier or the equivalent governing documents of Cavalier OpCo or any of Cavalier’s Subsidiaries;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cavalier or a Cavalier Significant Subsidiary;

(c) (i) split, combine, subdivide or reclassify Cavalier’s or any of its Subsidiaries’ outstanding shares of capital stock, or the Cavalier OpCo Interests, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Cavalier’s or any of its Subsidiaries’ capital stock, (iii) declare, set aside or pay any distribution payable in cash, stock or property with respect to the Cavalier OpCo Interests, other than as set forth on Section 6.1(c)(iii) of the Cavalier Disclosure Schedules, or (iv) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Cavalier or its Subsidiaries other than (A) grants of Cavalier equity-based compensatory awards and issuances of Cavalier Class A Common Stock pursuant to the exercise or settlement (as applicable) of Cavalier Options, Cavalier RSU Awards and Cavalier PSU Awards, (B) issuances of Cavalier Common Stock in connection with exchanges under the Exchange Agreement or conversion of shares of Cavalier Class B Common Stock, Cavalier Class C Common Stock or Cavalier Class D Common Stock in accordance with the terms thereof, (C) among Cavalier and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Cavalier and (D) Permitted Liens;

(d) redeem, repurchase or otherwise acquire directly or indirectly any of Cavalier’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any benefit plans maintained by Cavalier or any dividend reinvestment plan in the ordinary course of the operations of such plan consistent with past practice, (iii) with respect to the forfeiture, vesting or settlement or satisfaction of applicable Tax withholding of Cavalier RSU Awards or Cavalier PSU Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 6.1 or (iv) transactions among Cavalier and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Cavalier;

(e) acquire (for cash or other assets) or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or any other assets outside the ordinary course of business consistent with past practice, except that, Cavalier and its Subsidiaries shall be permitted to make (i) acquisitions pursuant to an agreement (an “Other Agreement”) of Cavalier or any of its Subsidiaries in effect on the date of this Agreement that is made available to Maverick and listed on Section 6.1(e) of the Cavalier Disclosure Schedules; provided that, any amendments or modifications to, or waivers of (including any waiver of any failure of a closing condition to be satisfied), the terms of any such Other Agreement (or ancillary agreements thereto) shall require the prior written consent of Maverick, (ii) acquisitions for which the consideration is less than $300,000,000 in the aggregate, including by lease, license or entry into joint ventures or partnership arrangements or (iii) acquisitions of assets solely among Cavalier and its wholly-owned Subsidiaries, or among the wholly-owned Subsidiaries of Cavalier;

(f) except for any such change which is not material or which is required by GAAP or applicable Law, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(g) (x) modify or amend the Governance Letter Agreement, or enter into any other agreement or arrangement, or modify or amend the certificate of incorporation, by-laws or other governance documents of Cavalier, in each case in any way that would be inconsistent with the Governance Letter Agreement or (y) modify or amend the Contract set forth on Section 6.1(g) of the Cavalier Disclosure Schedules, or consent to any action by the counterparty to such Contract in the manner set forth on Section 6.1(g) of the Cavalier Disclosure Schedules;

(h) enter into (or agree to enter into) any acquisition, joint venture or other similar arrangement, or any agreement to effect, or any letter of intent or similar document contemplating, any acquisition (including by merger, consolidation or acquisition), joint venture or other similar arrangement if such acquisition, joint venture or other similar arrangement would be reasonably expected to prevent, materially impede or materially delay the consummation of the Mergers and the Transactions; and

(i) agree or commit to do any of the foregoing.

Section 6.2 Obligations of Forward Merger Subsidiary and Maverick Merger Subsidiary. Immediately following the execution and delivery of this Agreement, Cavalier will cause the (a) sole stockholder of Maverick Merger Subsidiary to execute and deliver to Maverick Merger Subsidiary a written consent approving this Agreement and the Maverick Merger in accordance with the DGCL and (b) the sole member of Forward Merger Subsidiary to execute and deliver to Forward Merger Subsidiary a written consent approving this Agreement and the Forward Merger, in each case in accordance with the DGCL and the DLLCA as applicable. Cavalier shall promptly deliver such executed written consents to Maverick. From the date hereof through the earlier of the Maverick Effective Time or the date of termination of this Agreement, each of Forward Merger Subsidiary and Maverick Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Cavalier will take all action necessary to cause Forward Merger Subsidiary and Maverick Merger Subsidiary to perform its covenants, obligations and liabilities under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and Cavalier shall be jointly and severally liable with Forward Merger Subsidiary and Maverick Merger Subsidiary for the due and timely performance and satisfaction of each such covenant, obligation and liability.

Section 6.3 Director and Officer Liability.

(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement, from the Maverick Effective Time and until the six (6) year anniversary of the Maverick Effective Time, Cavalier shall, and shall cause the Forward Surviving Company and each of its Subsidiaries, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Maverick Effective Time, a director, officer or employee of Maverick or of such Subsidiary, as applicable, or who acts as a fiduciary under any Maverick Benefit Plan or is or was serving at the request of Maverick or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses, and other reasonable expenses that may be incurred by any Indemnified Person in successfully enforcing the indemnity and other obligations provided in this Section 6.3), liabilities or judgments or amounts that are paid in settlement of or incurred in connection with any threatened, pending or actual claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at Law or in equity or Order, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or Order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of or in connection with the fact that such Person is or was a director, officer or employee of Maverick or of such Subsidiary, a fiduciary under any Maverick Benefit Plan or is or was serving at the request of Maverick or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in or in connection with any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Maverick Effective Time and whether asserted or claimed prior to, at or after the Maverick Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Cavalier shall cause the Forward Surviving Company or such Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.3(a), upon learning of any such Proceeding, shall notify the Forward Surviving Company (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.3(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Cavalier will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, an Indemnified Person shall only be entitled to the rights provided in this Section 6.3 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to be indemnified.

(b) Cavalier agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Maverick Effective Time now existing in favor of the present and former directors, officers, and employees of Maverick or any of its Subsidiaries as provided in the organizational documents of Maverick or any of its Subsidiaries, and indemnification agreements of Maverick and its Subsidiaries in effect as of the date hereof shall survive the Mergers and shall continue in full force and effect in accordance with their terms. In furtherance of the foregoing, from the Maverick Effective Time and until the later of (x) six (6) year anniversary of the Maverick Effective Time or (y) the expiration of the statute of limitations applicable to such matters, Cavalier shall cause the organizational documents of the Forward Surviving Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of Maverick and/or its Subsidiaries than are currently provided in the organizational documents of Maverick or any of its Subsidiaries, which provisions Cavalier and the Forward Surviving Company shall not amend, repeal or otherwise modify in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable Law.

(c) To the fullest extent permitted under applicable Law, Cavalier shall, and shall cause the Forward Surviving Company and each of its Subsidiaries to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.3, relating to the enforcement of such Indemnified Person’s rights under this Section 6.3; provided that, any such Indemnified Person shall only be entitled to the rights of advancement provided in this Section 6.3(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to be indemnified.

(d) Cavalier shall cause the Forward Surviving Company to put in place, and Cavalier shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Maverick Effective Time placed with insurance companies having the same or better AM Best Financial rating as Maverick’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by Maverick with respect to matters, acts or omissions existing or occurring at or prior to the Maverick Effective Time; provided, however, that Cavalier may elect in its sole discretion, but shall not be required, to spend more than the amount set forth on Section 6.3 of the Maverick Disclosure Schedules (the “Cap Amount”) for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Cavalier elects not to spend more than the Cap Amount for such purpose, then Cavalier shall obtain the most advantageous policy obtainable for the Cap Amount.

(e) In the event that Cavalier or the Forward Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Cavalier or the Forward Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.3. Cavalier and the Forward Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary (whether by merger, consolidation, operation of Law or otherwise) in a manner that would reasonably be expected to render Cavalier or the Forward Surviving Company or any of its Subsidiaries unable to satisfy their obligations under this Section 6.3. This Section 6.3 shall survive the consummation of the Mergers and the provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, the parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.3, and their heirs, successors, executors, administrators and representatives, as if a party hereto. The indemnification and advancement provided for in this Section 6.3 is not exclusive of any other rights to which such Person is entitled whether pursuant to applicable Law, contract, or otherwise.

Section 6.4 Form S-4 and Cavalier Information Statement. Subject to the terms and conditions of this Agreement, Cavalier shall prepare and file with the SEC under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC a sufficient time (and no later than the time period set forth in Section 5.2(e)) prior to the Maverick Stockholder Meeting to allow (a) Maverick to mail the Joint Proxy and Information Statement/Prospectus to the Maverick stockholders, as required by the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, prior to the Maverick Stockholder Meeting and (b) Cavalier to mail the Joint Proxy and Information Statement/Prospectus to the Cavalier stockholders, as required by the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Cavalier shall take any action required to be taken under foreign or state securities or “blue sky” Laws in connection with the issuance, exchange and listing of Cavalier Class A Common Stock in connection with the Maverick Merger. Cavalier shall cause the Joint Proxy and Information Statement/Prospectus to be mailed to holders of Cavalier Common Stock as promptly as reasonably practicable after the Form S-4 is declared effective, and, in any event, within three (3) Business Days after the Form S-4 is declared effective.

Section 6.5 Stock Exchange Listing. Cavalier shall take all necessary action to cause the shares of Cavalier Class A Common Stock to be issued in connection with the Maverick Merger to be listed on the NYSE, under the ticker symbol “RKT,” subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Maverick Effective Time.

Section 6.6 Employee Matters.

(a) From and after the Maverick Effective Time, Cavalier shall, or shall cause the Forward Surviving Company to assume, honor and continue, the Maverick Benefit Plans to the extent required by their terms. Furthermore, Cavalier acknowledges that, as of the Maverick Effective Time a “Change in Control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Maverick Benefit Plan in which such definition appears. No provision of this Section 6.6(a) shall be construed as a limitation on the right of Cavalier to amend or terminate any Maverick Benefit Plans which Maverick would otherwise have under the terms of such Maverick Benefit Plan, and no provision of this Section 6.6(a) shall be construed to create a right in any employee or beneficiary of such employee under a Maverick Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b) From the Maverick Effective Time through the later of December 31, 2026 and the first anniversary of the Maverick Effective Time (or until a termination of employment, if earlier), Cavalier shall, or shall cause one of its Subsidiaries to, provide to each individual who is employed by Maverick or its Subsidiaries as of the Maverick Effective Time (“Continuing Maverick Employees”), (i) a base salary or wage rate, as applicable, and target short-term cash incentive compensation opportunity, in each case, no less favorable than those provided to the Continuing Maverick Employee immediately prior to the Maverick Effective Time; (ii) target long-term incentive compensation opportunities that are no less favorable in the aggregate than those provided to the Continuing Maverick Employee immediately before the Maverick Effective Time, provided that in lieu of equity awards, Cavalier may substitute other forms of cash-based compensation having equivalent grant date value and equivalent vesting terms; (iii) all other benefits (but excluding any defined benefit pension, equity or equity-based opportunities, or retiree health and welfare benefits), that are no less favorable in the aggregate to either (x) those provided to the Continuing Maverick Employee immediately prior to the Maverick Effective Time or (y) those provided to similarly situated employees of Cavalier and/or its Subsidiaries from time to time and (iv) severance payments and benefits under the plans identified on Section 6.6(b) of the Maverick Disclosure Schedules.

(c) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Cavalier, Cavalier shall, or shall cause one of its Subsidiaries to grant, or cause to be granted to, all Continuing Maverick Employees from and after the Maverick Effective Time credit for all service with Maverick and its predecessors prior to the Maverick Effective Time for all purposes, including eligibility to participate, vesting credit, benefit accrual and severance, but excluding benefit accrual under any defined benefit pension plan, and any such credit that would result in a duplication of benefits.

(d) Following the Maverick Effective Time, to the extent Continuing Maverick Employees participate in applicable benefit plans maintained by Cavalier or its Affiliates, Cavalier shall, or shall cause its applicable Subsidiaries to (i) ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Maverick Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Maverick Employees or their dependents or beneficiaries may be eligible to participate, to the extent that such limitations, exclusions and waiting periods would not apply under a corresponding Maverick Benefit Plan which such Continuing Maverick Employees participated prior to the Maverick Effective Time and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Maverick Employees (and their dependents or beneficiaries) up to (and including) the Maverick Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans, to the same extent that such service and amounts paid was recognized prior to the Maverick Effective Time under the corresponding Maverick Benefit Plan.

(e) To the extent notified in writing by Cavalier no less than ten (10) Business Days prior to the Maverick Effective Time, then contingent upon the occurrence of the Closing and effective no later than the day immediately preceding the Maverick Effective Time, Maverick shall terminate its (or the applicable Subsidiary’s) 401(k) plan. No later than the day immediately preceding the Maverick Effective Time, Maverick shall provide Cavalier with evidence that is reasonably satisfactory to Cavalier of such termination, if applicable. To the extent the 401(k) plan is terminated pursuant to Cavalier’s request, Cavalier shall cause the Continuing Maverick Employees to be eligible to participate in a 401(k) plan maintained by Cavalier or one of its Subsidiaries immediately following the Closing Date, and effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans and Maverick Common Stock, to such 401(k) plan maintained by Cavalier or its Subsidiaries.

(f) Nothing contained in this Section 6.6, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Cavalier or Maverick or any of their respective Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Cavalier or Maverick or any of their respective Subsidiaries or affiliates or (iv) limit the right of Cavalier or Maverick (or any of their respective Subsidiaries or affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

(g) No later than five (5) Business Days prior to the Maverick Effective Time, Maverick shall provide Cavalier with an updated Maverick Equity Awards Capitalization Table.

(h) Cavalier shall take the actions set forth on Section 6.6(h) of the Cavalier Disclosure Schedules.

Section 6.7 Reorganization Transactions.

(a) In connection with the Cavalier Irrevocable Reorganization Written Consent, Cavalier shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, and Cavalier’s and Cavalier OpCo’s organizational documents.

(b) As promptly as reasonably practicable, Cavalier will file with the SEC an information statement on Schedule 14C relating to the Cavalier Irrevocable Reorganization Written Consent (the “Reorganization Information Statement”). Cavalier will provide Maverick with a draft of the information statement relating to the Reorganization Transactions within a reasonable time prior to the distribution of such information statement to the stockholders of Cavalier. Neither the Reorganization Information Statement, nor any amendment or supplement thereto, will, at the date the Reorganization Information Statement or any amendment or supplement thereto is first mailed to stockholders of Cavalier, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Reorganization Information Statement, including all amendments or supplements thereto, will, when filed, comply with the requirements of the Exchange Act.

(c) Cavalier shall use all reasonable efforts to have the Reorganization Information Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable. Cavalier shall use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Reorganization Information Statement as promptly as reasonably practicable. Cavalier shall cause the Reorganization Information Statement to be mailed to Cavalier’s stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Reorganization Information Statement.

(d) Cavalier will consummate, or cause to be consummated, the Reorganization Transactions as promptly as practicable in accordance with the terms of the Transaction Agreement. Cavalier will enforce the terms of the Transaction Agreement and will notify Maverick promptly upon becoming aware of any breach thereof by any party thereto. Notwithstanding anything to the contrary herein, Cavalier may not amend, modify or waive any provision of the Transaction Agreement or other Reorganization Agreement Documentation without Maverick’s prior written consent. Cavalier will not amend, terminate or agree to terminate (other than in connection with the Reorganization Transactions), or give notice of, termination of the Tax Receivable Agreement (as defined in the Transaction Agreement) without the prior written consent of Maverick.

(e) Cavalier shall keep Maverick reasonably informed of the status of the Reorganization Transactions.

Section 6.8 Cavalier Irrevocable Written Consent. Immediately after the execution of this Agreement, Cavalier shall use its reasonable best efforts to obtain the Cavalier Irrevocable Written Consent. Promptly following the receipt of the Cavalier Irrevocable Written Consent, Cavalier will provide Maverick with a copy of such Cavalier Irrevocable Written Consent. In connection with the Cavalier Irrevocable Written Consent, Cavalier shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, and Cavalier’s organizational documents.

ARTICLE VII

COVENANTS OF CAVALIER AND MAVERICK

The parties hereto agree that:

Section 7.1 Reasonable Best Efforts.

(a) Subject to Section 5.2, Section 7.1(b) and Section 7.1(c), Maverick and Cavalier shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Maverick Merger and the other Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or Governmental Authority which are necessary, proper or advisable to consummate the Maverick Merger and the other Transactions, including all consents and approvals contemplated by Section 3.3(g) of the Maverick Disclosure Schedules. Maverick and Cavalier shall each submit their respective Notification and Report Forms required under the HSR Act relating to the Maverick Merger as promptly as practicable and in no event later than twenty-five (25) Business Days from the date of this Agreement and shall prepare and file such other materials as may be required under any applicable Laws relating to the Maverick Merger and the other Transactions in the jurisdictions set forth on Section 7.1(a) of the Maverick Disclosure Schedules and with respect to each Governmental Authority set forth on Section 8.1(b)(ii) of the Cavalier Disclosure Schedules as promptly as practicable following the date of this Agreement. Prior to Closing, and subject to applicable Laws relating to the exchange of information, Maverick and Cavalier shall each keep the other apprised of the status of matters relating to the completion of the Maverick Merger and the other Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority in connection with the Maverick Merger and the other Transactions. Maverick and Cavalier shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, written materials submitted to, or substantive oral communications with, any third party and/or any Governmental Authority in connection with the Maverick Merger and the other Transactions. Maverick and Cavalier shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Authority regarding the Maverick Merger and the other Transactions, and provide the other party with the opportunity to participate in any meeting, teleconference, or videoconference with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Mergers; provided that notwithstanding anything to the contrary in this Section 7.1, Cavalier shall have the principal responsibility (in consultation with Maverick in good faith), for determining and implementing the strategy for obtaining any necessary clearance, consents, approvals, or waiting period expirations or terminations pursuant to any (x) antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Maverick Merger and the other Transactions (collectively, “Antitrust Laws”),(y) consents and approvals set forth on Section 3.3(g) of the Maverick Disclosure Schedules, or (z) other applicable Laws and shall do so in a manner reasonably designed to obtain any such clearance, consents, approvals or waiting period expirations or terminations, as promptly as reasonably practicable and, in any event prior to the End Date; but provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement. Subject to Section 7.1(a) of the Maverick Disclosure Schedules, neither Cavalier nor Maverick, nor any of their respective Subsidiaries, shall stay, toll, or extend any applicable waiting period under the HSR Act (including by pulling and refiling a Notification and Report Form) or any other applicable Law or regulation (including under any other Antitrust Law) or enter into a timing agreement (or any other agreement not to consummate the Maverick Merger and the other Transactions) with any Person without consulting with and obtaining the prior written consent (email being sufficient, and which consent shall not be unreasonably withheld, conditioned or delayed) of the other party. If either party receives a request for additional information or documentary material from any Governmental Authority with respect to the Maverick Merger or the other Transactions, then such party will use its reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any applicable Governmental Authority (including the staff thereof), Maverick and Cavalier shall each furnish to each other copies of all substantive correspondence, filings (other than the Notification and Report Forms required under the HSR Act) and written communications between it and any such Governmental Authority with respect to this Agreement and the Maverick Merger and the other Transactions, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Authority; provided that materials provided pursuant to this Section 7.1(a) may be redacted (x) to remove references concerning the valuation of Maverick, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party and their respective outside counsel, as each deems advisable and necessary, may designate any competitively sensitive material provided to the other under this Agreement (including, for the avoidance of doubt, material required to be exchanged between the parties pursuant to this Section 7.1(a)) as “outside counsel only.” Such material and the information contained therein shall be given only to the outside counsel of the recipient unless express written consent (email being sufficient, and which consent shall not be unreasonably withheld, conditioned or delayed) is obtained in advance from the party that has so designated such materials.

(b) Notwithstanding anything to the contrary in this Agreement, none of Cavalier, Forward Merger Subsidiary, Maverick Merger Subsidiary or any of their respective affiliates or Subsidiaries shall be required to, and Maverick may not, without the prior written consent of Cavalier, take any action, or commit to take any action, or agree to any condition or limitation with respect to Cavalier, its affiliates and Subsidiaries, Maverick, its affiliates and Subsidiaries or their respective assets, categories of assets, permits, licenses, businesses, relationships, contractual rights, obligations or arrangements, and any intellectual property rights thereto or embodied therein, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Cavalier or any of its affiliates or Subsidiaries (including Maverick), (B) taking or committing to take such other actions that may limit or impact Cavalier’s or any of its affiliates’ or Subsidiaries’ (including Maverick’s) freedom of action with respect to, or its ability to retain, any of its or their operations, divisions, businesses, product lines, contracts, customers or assets, (C) entering into any Orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing, to obtain any clearance, consent, approval or waiting period expiration or termination from any Person or Governmental Authority with respect to the Maverick Merger and the other Transactions (including under the Antitrust Laws and other applicable Laws and including to obtain all consents and approvals contemplated by Section 3.3(g) of the Maverick Disclosure Schedules) or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Maverick Merger and the other transactions contemplated by this Agreement, in any case, that may be issued by any court or other Governmental Authority, (D) creating, terminating or divesting relationships, contractual rights or obligations of Cavalier or any of its affiliates or Subsidiaries, Maverick or its affiliates, or surrendering or otherwise allowing to be terminated any of their respective Governmental Authorizations or (E) forfeiting or non-continuing any license, permit or approval (collectively, “Remedies”), provided, however, that Cavalier shall, to the extent necessary to obtain any necessary clearance, consents, approvals or waiting period expiration or terminations from any Person or Governmental Authority with respect to the Maverick Merger and the other Transactions (including under the Antitrust Laws and other applicable Laws and including to obtain all consents and approvals contemplated by Section 3.3(g) of the Maverick Disclosure Schedules) to permit the satisfaction of the conditions set forth in Section 8.1(b) and the Closing to occur on or before the End Date, agree and commit to, and effectuate, any Remedies that would not in the aggregate result in, or be reasonably likely to result in, an adverse effect that is more than immaterial on the financial condition, business, assets or continuing results of operations of Cavalier and its Subsidiaries, or Maverick and its Subsidiaries, in each case, taken as a whole, at or after the Maverick Effective Time (a “Detriment”), it being understood that any Remedy set forth on Section 7.1(a) of the Maverick Disclosure Schedules and any Remedy to which Cavalier has agreed or consented in writing (e-mail being sufficient) shall be deemed not to constitute a Detriment.

(c) Without limiting Section 7.1(a), but subject to Section 7.1(b), Cavalier and Maverick shall, as applicable, each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including vigorously defending through litigation (including appeal) any claim asserted in any court by any Person.

Section 7.2 Certain Filings. Maverick and Cavalier shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Joint Proxy and Information Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3 Access to Information.

(a) From the date of this Agreement until the Maverick Effective Time, to the extent permitted by applicable Law, Maverick will, during normal business hours and upon reasonable request, and solely for the purpose of consummating the Mergers or for integration planning purposes, (a) give Cavalier and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Maverick and its Subsidiaries, (b) furnish to Cavalier and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (c) instruct its employees, counsel and financial advisors to reasonably cooperate with Cavalier in its investigation of the business of Maverick; provided that such investigation shall not unreasonably disrupt Maverick’s normal business operations (it being understood and agreed that in no event shall any invasive or subsurface investigation or testing of any environmental media be conducted without the prior consent of Maverick); and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, Maverick shall not be required to provide any information (i) which it reasonably believes it may not provide to Cavalier by reason of any applicable Law, (ii) the disclosure of which would jeopardize attorney/client or other privilege, (iii) which contains competitively sensitive information regarding the valuation information or deliberations of the Board of Directors of Maverick with respect to the Transactions, the entry into this Agreement, or any materials provided to the Board of Directors of Maverick (including those prepared by financial or legal advisors) or (iv) which it is required to keep confidential by reason of contract or agreement with any third Person; provided, that Maverick will consider in good faith arrangements to provide competitively sensitive information subject to appropriate arrangements as agreed between the parties and their respective outside counsel. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Cavalier pursuant to this Section 7.3(a) shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the confidentiality agreement dated as of October 23, 2024 between Cavalier and Maverick, as supplemented by the clean team confidentiality agreement dated as of March 19, 2025 between Cavalier and Maverick (collectively, the “Confidentiality Agreement”).

Section 7.4 Tax Treatment.

(a) Neither Cavalier nor Maverick shall, nor shall they permit their respective Subsidiaries to, take any action that is not contemplated by this Agreement that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Cavalier and Maverick intend to report, and intend to cause their respective Subsidiaries to report, the Mergers for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”), unless a contrary position is required by a final “determination” within the meaning of Section 1313(a) of the Code; provided that none of Cavalier, Maverick or any Subsidiary of either thereof shall have any liability or obligation to any holder of Maverick Common Stock should the Mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each of Cavalier and Maverick will use its reasonable best efforts and cooperate with one another to obtain the opinion described in Section 8.3(e) and any opinion required by the SEC regarding the Reorganization Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Form S-4 (the “SEC Opinion”), such opinion to be prepared by Wachtell, Lipton, Rosen & Katz (or such other counsel as may be reasonably acceptable to Cavalier and Maverick, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel)). In connection with the foregoing, the officers of each of Cavalier, Maverick Merger Subsidiary, Forward Merger Subsidiary and Maverick shall use reasonable best efforts to execute and deliver to the counsel delivering the SEC Opinion and the opinion described in Section 8.3(e) a certificate containing customary representations reasonably necessary or appropriate for such counsel to render such opinion, in form and substance reasonably acceptable to such counsel, dated as of the Closing Date (and such other date reasonably requested by such counsel in connection with the effectiveness of the Form S-4). Cavalier and Maverick shall use reasonable best efforts to provide such other information as reasonably requested by the applicable counsel for purposes of rendering the SEC Opinion and the opinion described in Section 8.3(e).

(c) If following the date of this Agreement all of the conditions set forth in Article VIII have been satisfied or waived (except that the tax opinion in Section 8.3(e) cannot be delivered and the condition set forth in Section 8.3(c) has not been waived), but a tax opinion could be delivered and the Closing could occur if an alternative structure that left Cavalier and Maverick in substantially the same economic position was used which allowed Wachtell, Lipton, Rosen & Katz (or such other counsel as may be reasonably acceptable to Cavalier and Maverick, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) to deliver a tax opinion that the alternative structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Cavalier and Maverick shall use reasonable best efforts to implement such alternative structure and obtain such tax opinion and Cavalier and Maverick agree that such tax opinion will satisfy the condition set forth in Section 8.3(e).

(d) Notwithstanding the foregoing, or anything in this Agreement to the contrary, the provisions of this Section 7.4 (other than the following sentence) shall immediately be of no further force or effect in the event that Maverick shall have waived the condition set forth in Section 8.3(c). If Maverick shall have waived the condition set forth in Section 8.3(c), Cavalier will, and will cause its Affiliates to, upon the reasonable request of Maverick, (i) reasonably cooperate with Maverick in connection with the issuance to Maverick of an opinion or opinions of external counsel(s) relating to the qualification of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including the SEC Opinion, if any, (ii) use commercially reasonable efforts to deliver to the relevant counsel(s), upon reasonable request therefor, certificates (dated as of the necessary date and signed by an officer of Cavalier or its Affiliate, as applicable), in form and substance reasonably acceptable to such counsel(s), containing customary representations reasonably necessary or appropriate for such counsel(s) to render such opinion(s), and (iii) use commercially reasonable efforts to implement an alternative structure that leaves Cavalier and Maverick in substantially the same economic position that will permit the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For the avoidance of doubt, in the event that Maverick shall have waived the condition set forth in Section 8.3(c), the issuance of the opinion described in the prior sentence shall not be a condition to Closing.

Section 7.5 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, Cavalier and Maverick will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 7.5 or any communication plan or strategy previously agreed to by Cavalier and Maverick. For the avoidance of doubt, nothing in this Section 7.5 shall prevent Cavalier or Maverick from issuing any press release or making any public statement in the ordinary course that does not relate to this Agreement or the transactions contemplated hereby. Subject to Section 5.2, the restrictions in this Section 7.5 shall not apply to press releases or other public statements in connection with an Acquisition Proposal or a Change in the Maverick Recommendation.

Section 7.6 Further Assurances. At and after the Maverick Effective Time, the officers and directors of the Maverick Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Maverick or Maverick Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Maverick or Maverick Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Maverick Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Maverick Surviving Corporation acquired or to be acquired by the Maverick Surviving Corporation as a result of, or in connection with, the Maverick Merger. At and after the Forward Effective Time, the officers of the Forward Surviving Company will be authorized to execute and deliver, in the name and on behalf of Maverick, Maverick Merger Subsidiary or the Maverick Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Maverick, Maverick Merger Subsidiary or the Maverick Surviving Corporation, reasonably necessary to vest, perfect or confirm of record or otherwise in the Maverick Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Maverick Surviving Corporation acquired or to be acquired by the Forward Surviving Company as a result of, or in connection with, the Forward Merger.

Section 7.7 Notices of Certain Events. Each of Maverick and Cavalier shall promptly notify the other party of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement)

shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.8 No Solicitation.

(a) Maverick and its Subsidiaries will not, and Maverick will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 7.8), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to Maverick’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of Maverick from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of Maverick’s Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to Maverick’s stockholders under applicable Law. Maverick making any “stop, look and listen” communication to Maverick’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal shall not be a Change in the Maverick Recommendation so long as any action taken or statement made is consistent with this Section 7.8 (including the immediately foregoing sentence) and provided that any such disclosure permitted by this sentence shall not permit the Board of Directors of Maverick to make a Change in the Maverick Recommendation except pursuant to Section 5.2. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 7.8(b), prior to (but not after) the date of the Maverick Stockholder Approval, Maverick may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its representatives (including sources of financing), making a bona fide, written Acquisition Proposal to the Board of Directors of Maverick after the date of this Agreement which was not obtained as a result of a breach of Section 5.2(a), Section 5.2(b) or this Section 7.8 and (B) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Board of Directors of Maverick concludes in good faith, (x) after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (y) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to Maverick’s stockholders under applicable Law and (2) Maverick receives from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (i) no less favorable to Maverick and (ii) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement. Maverick agrees that any material non-public information provided to such Person that has not previously been provided to Cavalier shall be provided to Cavalier prior to or substantially concurrently with the time it is provided to such Person.

(b) In the event that on or after the date of this Agreement Maverick receives an Acquisition Proposal, or any request for nonpublic information relating to Maverick or any Subsidiary of Maverick or for access to the properties, books or records of Maverick or any Subsidiary of Maverick, by any Person that has made, or has informed Maverick it is considering making, an Acquisition Proposal, Maverick will (A) promptly (and in no event later than twenty-four (24) hours after Maverick becomes aware of such an Acquisition Proposal or request) notify (which notice shall be provided in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Cavalier thereof, (B) to the extent requested by Cavalier, keep Cavalier reasonably and promptly informed of the status and material terms of (including with respect to material changes to the status or material terms of) any such Acquisition Proposal or request and (C) as promptly as practicable (but in no event later than twenty-four (24) hours after a director or senior executive officer of Maverick becomes aware of receipt) provide to Cavalier unredacted copies of all material correspondence and material written materials (whether or not electronic) sent or provided to Maverick or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto). Maverick (x) shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their officers, directors, and employees to immediately cease and cause to be terminated and shall instruct its and their investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding Maverick or any of its Subsidiaries. Maverick shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which Maverick or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided that Maverick shall be permitted on a confidential basis, upon written request by a relevant party thereto and without prior notice to Cavalier disclosing the party and the circumstances, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Board of Directors of Maverick on a confidential basis. Maverick shall provide written notice to Cavalier of any waiver or release of any standstill by Maverick.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of Maverick or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of Maverick and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Maverick or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of Maverick and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Maverick or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of Maverick and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Maverick or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of Maverick and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Maverick Common Stock or Maverick’s and its Subsidiaries’ assets on terms that the Board of Directors of Maverick determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including likelihood of consummation on the terms proposed and all legal, financial, regulatory and other aspects of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Mergers or this Agreement proposed by Cavalier after being notified pursuant to Section 5.2(b)(i)) is more favorable to Maverick’s stockholders than the Mergers and the Transactions.

(c) Maverick agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.8.

Section 7.9 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such restriction, statute or regulation on the transactions contemplated hereby.

Section 7.10 Section 16(b). Each of Cavalier and Maverick shall take all such steps as may be reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Maverick (including derivative securities) or acquisitions of equity securities of Cavalier (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Maverick or (b) at the Maverick Effective Time will become a director or officer (or any other persons who may be deemed subject to Section 16 of the Exchange Act as a “director by deputization,” including any such persons who may be a “director by deputization”) of Cavalier to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Stock Exchange Delisting; Deregistration. Prior to the Maverick Effective Time, Maverick shall cooperate with Cavalier and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the Nasdaq to cause (a) the delisting of the shares of Maverick Common Stock from the Nasdaq as promptly as practicable after the Maverick Effective Time and (b) the deregistration of the shares of Maverick Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 7.12 Treatment of Maverick Indebtedness.

(a) Subject to Section 7.12(f), if requested by Cavalier, Maverick shall use commercially reasonable efforts to provide reasonable cooperation to Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary in arranging for, at the Closing, the repayment and termination by Cavalier of the Maverick Facilities and the procurement of customary payoff letters and other customary release documentation, to the extent applicable thereto, in connection therewith; provided that any such repayment or termination shall be consummated using funds provided by Cavalier.

(b) Subject to Section 7.12(f), if requested by Cavalier, Maverick shall, at the cost of Cavalier, use commercially reasonable efforts to provide reasonable cooperation to Cavalier in Cavalier’s obtaining customary debt financing for the transactions contemplated by this Agreement (the “Debt Financing”), including using commercially reasonable efforts to (i) comply with the requirements under the Exchange Act to file periodic reports on Form 10-K and Form 10-Q, as applicable, containing audited consolidated financial statements prepared in accordance with GAAP in respect of any fiscal year ended after the date of this Agreement and prior to the Maverick Effective Time and unaudited interim consolidated financial statements prepared in accordance with GAAP in respect of the quarter ended March 31, 2025 and any other interim period ended after the date of this Agreement but prior to the Maverick Effective Time, in each case within the period prescribed by the Exchange Act, (ii) upon reasonable advance notice, furnish to Cavalier such information regarding Maverick and its Subsidiaries as is reasonably requested in writing by Cavalier in connection with the preparation of customary offering memoranda, rating agency presentations, lender and investor presentations, prospectuses, and filings with the SEC, in each case solely with respect to the Debt Financing, (iii) cooperate with customary due diligence processes (including accounting due diligence) as reasonably requested by Cavalier or the Financing Parties, (iv) furnish no later than four (4) Business Days prior to the Closing Date all information regarding Maverick and its Subsidiaries that is reasonably requested by Cavalier and is required in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, and (v) to the extent that the

Debt Financing includes issuance of debt securities, request and facilitate Maverick’s independent auditors to (A) provide, consistent with customary practice, (I) customary auditors consents (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and reports and customary comfort letters (including “negative assurance” comfort and change period comfort) in each case solely with respect to customary financial information relating to Maverick and its Subsidiaries and (II) reasonable assistance to Cavalier in connection with its preparation of pro forma financial statements and information (it being understood that Cavalier shall be solely responsible for the preparation of any pro forma financial statements and related footnotes) and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions.

(c) Subject to Section 7.12(f), Cavalier will be permitted to commence and conduct, in accordance with the terms of the Indentures (as defined below), one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the respective Indenture) and/or any tender offers, or any exchange offers, and to conduct consent solicitations (each, a “Consent Solicitation”), if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Notes (as defined below); provided that (A) any such Debt Offer is consummated using funds provided by Cavalier, (B) Cavalier shall (1) prepare all necessary and appropriate documentation (including legal opinions, if any) in connection with a Debt Offer (the “Debt Offer Documents”), (2) consult with Maverick regarding material terms and conditions of any Debt Offers and Consent Solicitations, including the timing and the commencement of any Debt Offers and Consent Solicitations and any tender deadlines, (3) not be permitted to commence any Debt Offer or Consent Solicitation until Cavalier shall have provided Maverick with a reasonable opportunity to review and comment on such documentation, (4) include any proposed changes reasonably and promptly requested by Maverick to the extent relating to Maverick or its Subsidiaries or to compliance with the applicable Indenture or applicable Law and shall otherwise consider all proposed changes reasonably and promptly requested by Maverick in good faith and (5) any such Debt Offer shall be conducted in compliance with the applicable Indenture and applicable Law (including SEC rules and regulations) and (C) the closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned upon, and shall not occur prior to, the Closing. Notwithstanding the foregoing, the consummation of a Debt Offer with respect to the Notes shall not be a condition to Closing. In connection with any Consent Solicitation, subject to the receipt of any requisite consents, Maverick and its Subsidiaries shall execute a supplemental indenture to each of the Indentures in accordance with each respective Indenture, amending the terms and provisions of such Indenture as described in the Debt Offer Documents as reasonably requested by Cavalier, which supplemental indentures shall become operative no earlier than the Maverick Effective Time, and shall use reasonable best efforts to cause the Trustees (as defined below) to enter into such supplemental indentures prior to or substantially simultaneously with the Closing as determined by Cavalier. Subject to Section 7.12(f), if reasonably requested by Cavalier in connection with the execution of any Supplemental Indenture related to any Consent Solicitation, Maverick shall (i) execute and deliver any officer’s certificates required under each respective Indenture or reasonably requested by the Trustees, as applicable (any such officer’s certificates, together with such supplemental indentures described in this clause (c), the “Supplemental Indenture Documents”), (ii) provide reasonable assistance to Cavalier in connection with Cavalier’s preparation of pro forma financial statements and related footnotes (it being understood that Cavalier shall be solely responsible for the preparation of any pro forma financial statements and related footnotes). The fees and out-of-pocket expenses of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Debt Offers and Consent Solicitations will be paid directly by Cavalier.

(d) Subject to Section 7.12(f), if requested by Cavalier, in lieu of or in addition to Cavalier or Maverick commencing a Debt Offer for the Notes, Maverick shall use its reasonable best efforts, to the extent permitted by, and in accordance with the requirements of, the Indentures, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Notes (which may be delivered at Cavalier’s request in advance of the Closing Date so long as the redemption of such notes is expressly permitted by the applicable indenture to be, and actually is, expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the respective Indenture (each, an “Optional Redemption Notice”) and (B) take any other actions reasonably requested by Cavalier to facilitate the satisfaction and discharge of the Notes at or after the Closing pursuant to the satisfaction and discharge provisions of the respective Indenture and the other provisions of each such Indenture applicable thereto; provided that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Cavalier and (2) consummation of any such redemption or satisfaction and discharge shall not be a condition to Closing and shall not occur prior to the Closing. Subject to Section 7.12(f), if reasonably requested by Cavalier, in connection with any optional redemption or satisfaction and discharge, Maverick shall execute and deliver any officer’s certificates required under each respective Indenture or reasonably requested by the Trustees, as applicable, to the extent such certificates are required thereby (“Discharge Officer’s Certificate”).

(e) Subject to Section 7.12(f), if requested by Cavalier, Maverick shall use its commercially reasonable efforts, to assist Cavalier in obtaining, effective no earlier than Closing, any amendment, consent or waiver under the documentation relating to the Maverick Facilities (collectively, the “Facility Documentation”) that Cavalier determines to be necessary, in connection with the consummation of the transactions contemplated by this Agreement, including in connection with any breach, potential breach, default or “event of default” with respect to a change in control of Maverick or any of its Subsidiaries under any Facility Documentation, including any “Change In Control” (as such term is defined in the Facility Documentation), from any party whose consent or waiver is required in connection with any such breach, potential breach, default or “event of default”, in the form and on the terms as may be reasonably requested by Cavalier.

(f) In connection with Section 7.12(a), (b), (c), (d) and (e) and notwithstanding anything to the contrary therein, (i) none of Maverick, its Subsidiaries or their representatives shall be required to execute or, deliver, or agree to any change or modification of, any agreement, document, certificate or opinion that (x) is effective prior to the Closing or that would be effective if the Closing does not occur, (y) is not accurate in light of the facts and circumstances at the time delivered, or (z) would conflict with the terms of Maverick’s existing indebtedness or applicable Law, (ii) any required cooperation shall not unreasonably interfere with the ongoing operations of Maverick or its Subsidiaries, (iii) neither Maverick nor any of its Subsidiaries shall be required to pay any fee or consideration of any type whatsoever or incur any liability or expenses in connection with any transactions contemplated by this Section 7.12 and (iv) neither Maverick nor any of its Subsidiaries or any of their respective representatives shall be required to take or cause to be taken any action pursuant to Section 7.12 that (1) would cause any representation or warranty in this Agreement to be breached by Maverick or any of its Subsidiaries; (2) would conflict with (A) the organizational documents of Maverick or any of its Subsidiaries or any material Laws or material Contract of Maverick or any of its Subsidiaries or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on Maverick or its Subsidiaries (provided that in the event that Maverick or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), Maverick and its Subsidiaries shall provide notice to Cavalier promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)); (3) would require providing access to or disclosing information that would jeopardize any attorney-client or other legal privilege of Maverick or any of its Subsidiaries (provided that Maverick shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client or other legal privilege); (4) could reasonably be expected to cause any director, officer, employee or stockholder of Maverick or any of its Subsidiaries to incur any personal liability; (5) would require its legal counsel to provide any legal opinions; (6) would require Maverick or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than entry into and delivery of the Supplemental Indenture Documents, the Discharge Officer’s Certificates and the Optional Redemption Notices); or (7) would require Maverick or its Subsidiaries to (x) prepare any financial information of any kind that is not prepared in the ordinary course of its financial reporting practice or is not on the time frame customarily prepared by Maverick (provided that, for the avoidance of doubt, Maverick shall use commercially reasonable efforts to provide reasonable assistance to Cavalier in connection with Cavalier’s preparation of pro forma financial statements related to footnote as set forth in Section 7.12(b)) or (y) prepare any projections. Cavalier shall promptly reimburse Maverick upon its written request for all reasonable and documented out-of-pocket costs or expenses incurred by Maverick or any of its Subsidiaries in connection with the cooperation provided for in this Section 7.12, whether or not the Maverick Merger is consummated or this Agreement is terminated. Cavalier and its Subsidiaries shall reimburse, indemnify and hold harmless Maverick, its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the transactions contemplated by this Section 7.12 to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available. Notwithstanding anything to the contrary in this Agreement, Maverick’s breach of any of the covenants required to be performed by it under this Section 7.12 will not be considered in determining the satisfaction of the condition set forth in Section 8.2(a), unless (i) Maverick willfully and materially breaches any of the covenants required to be performed by it under this Section 7.12 (a “Willful Breach”), (ii) following such Willful Breach, Cavalier delivers to Maverick a written notice to that effect (stating that Maverick has willfully breached a covenant under 7.12 and describes the actions that would cure such breach), (iii) following receipt of such notice, Maverick does not cure such Willful Breach within 30 days, and (iv) such Willful Breach is the primary cause of Cavalier not being able to obtain the proceeds of the Debt Financing at Closing.

(g) The parties hereto acknowledge and agree that the provisions contained in this Section 7.12 represent the sole obligation of the Maverick with respect to cooperation in connection with respect to the treatment of the Notes, the Maverick Facilities or any other indebtedness of Maverick or any of its Subsidiaries or the arrangement of the Debt Financing, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary in this Agreement, Maverick shall not undertake any of the actions set forth in this Section 7.12 unless required by Cavalier or otherwise with Cavalier’s express consent.

(h) For purposes hereof:

(i) “Notes” refers to (i) the 5.000% Senior Notes due 2026 (the “2026 Notes”), governed by the indenture, dated as of January 19, 2021 (as amended, supplemented or modified from time to time, the “2021 Base Indenture”), among Nationstar Mortgage Holdings Inc. (as successor-in-interest to Home Point Capital Inc., “Nationstar”), the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “2021 Base Indenture Trustee”), (ii) the 6.000% Senior Notes due 2027 (the “2027 Notes”), governed by the indenture, dated as of January 16, 2020 (as amended, supplemented or modified from time to time, the “2020 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare Trust Company, N.A. (f/k/a Wells Fargo Bank, National Association, “Computershare”), as trustee (the “2020 Base Indenture Trustee”), (iii) the 5.500% Senior Notes due 2028 (the “2028 Notes”), governed by the indenture, dated as of August 6, 2020 (as amended, supplemented or modified from time to time, the “August 2020 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare, as trustee (the “August 2020 Base Indenture Trustee”), (iv) the 6.500% Senior Notes due 2029 (the “2029 Notes”), governed by the indenture, dated as of August 1, 2024 (as amended, supplemented or modified from time to time, the “2024 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare, (v) the 5.125% Senior Notes due 2030 (the “2030 Notes”), governed by the indenture, dated as of December 4, 2020 (as amended, supplemented or modified from time to time, the “December 2020 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare, as trustee (the “December 2020 Base Indenture Trustee”), (vi) the 5.750% Senior Notes due 2031 (the “2031 Notes”), governed by the indenture, dated as of November 4, 2021 (as amended, supplemented or modified from time to time, the “November 2021 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare, as trustee (the “November 2021 Base Indenture Trustee”) and (vii) the 7.125% Senior Notes due 2032 (the “2032 Notes”), governed by the indenture, dated as of February 1, 2024 (as amended, supplemented or modified from time to time, the “February 2024 Base Indenture”), among Nationstar, the guarantors party thereto and Computershare, as trustee (the “February 2024 Base Indenture Trustee”).

(ii) “Indentures” refers to (i) the 2021 Base Indenture, (ii) the 2020 Base Indenture, (iii) the August 2020 Base Indenture, (iv) the 2024 Base Indenture, (v) the December 2020 Base Indenture, (vi) the November 2021 Base Indenture and (vii) the February 2024 Base Indenture.

(iii) “Trustees” refers to (i) the 2021 Base Indenture Trustee, (ii) the 2020 Base Indenture Trustee, (iii) the August 2020 Base Indenture Trustee, (iv) the 2024 Base Indenture Trustee, (v) the December 2020 Base Indenture Trustee, (vi) the November 2021 Base Indenture Trustee and (vii) the February 2024 Base Indenture Trustee.

(iv) “Maverick Facilities” refers to, collectively: each Advance Facility, each MSR Facility and each Warehouse Facility.

Section 7.13 Transaction Litigation. Maverick shall promptly notify Cavalier, and Cavalier shall promptly notify Maverick, of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against their respective directors or officers relating to this Agreement or any of the Transactions, or any other demands, litigations, arbitrations or other similar actions arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Mergers (collectively, the “Transaction Litigation”) and shall keep each other reasonably informed regarding any Transaction Litigation. Maverick and Cavalier shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall give each other’s advice with respect to such Transaction Litigation reasonable consideration. None of Maverick, Cavalier or any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Cavalier or Maverick, as applicable (such consent not to be unreasonably withheld, conditioned or delayed), other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of an Acquisition Proposal.

Section 7.14 Lock-Up.

(a) During the period from the date of this Agreement until the Maverick Effective Time, Cavalier shall not approve any Transfer of any shares of Class L common stock of Cavalier to be issued pursuant to the Transaction Agreement (the “Cavalier Class L Common Stock”).

(b) For 180 days following the Closing Date, Cavalier shall not approve any Transfer of Cavalier Class L Common Stock without the prior written approval of the Maverick Directors and the Audit Committee of the Board of Directors of Cavalier. For the purposes of this Agreement, “Transfer” shall have the meaning set forth in the Restated Charter (as defined in the Transaction Agreement), and shall not include any Permitted Transfer (as defined in the Restated Charter).

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.1 Conditions to the Obligations of Each Party. The obligations of Maverick, Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of Maverick in accordance with the DGCL;

(b) (i) any applicable waiting period under the HSR Act relating to the Maverick Merger shall have expired or been terminated; and (ii) any applicable waiting period, clearance or affirmative approval of any Governmental Authority or other condition set forth on Section 8.1(b)(ii) of the Cavalier Disclosure Schedules has been obtained and any mandatory waiting period related thereto has expired;

(c) no provision of any applicable Law and no Order shall prohibit or enjoin the consummation of the Mergers;

(d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) the shares of Cavalier Class A Common Stock to be issued in the Maverick Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Conditions to the Obligations of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary. The obligations of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following further conditions:

(a) (i) Maverick shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Maverick set forth in the first, second, fourth and fifth sentences of Section 3.5 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for de minimis inaccuracies, (B) the representations and warranties of Maverick set forth in Section 3.5 (other than the first, second, fourth and fifth sentences thereof) shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Maverick Material Adverse Effect”) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (C) the representations and warranties of Maverick set forth in Article III of this Agreement other than those described in the preceding clauses (A) and (B) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Maverick Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Maverick Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), and (C) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B) and (C) as applicable) only as of such date or period.

(b) Since the date of this Agreement, there shall not have occurred and be continuing a Maverick Material Adverse Effect.

(c) Cavalier shall have received a certificate of Maverick, executed on its behalf by an authorized officer of Maverick, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) have been satisfied.

(d) No approval set forth on Section 8.1(b)(ii) shall have been granted subject to the imposition of a Detriment.

Section 8.3 Conditions to the Obligations of Maverick. The obligation of Maverick to consummate the Mergers is subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following further conditions:

(a) (i) Each of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary set forth in the first, second and fourth sentences of Section 4.6 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for de minimis inaccuracies, (B) the representations and warranties of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary set forth in Section 4.6 (other than the first, second and fourth sentences thereof) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (C) the representations and warranties of Cavalier Forward Merger Subsidiary and Maverick Merger Subsidiary set forth in Article IV of this Agreement other than those described in the preceding clauses (A) and (B) shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Cavalier Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Cavalier Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), and (C) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B) and (C) as applicable) only as of such date or period.

(b) Since the date of this Agreement, there shall not have occurred and be continuing a Cavalier Material Adverse Effect.

(c) The Reorganization Transactions shall have been consummated in accordance with the terms of the Transaction Agreement and the Cavalier Irrevocable Reorganization Written Consent shall have been obtained.

(d) Maverick shall have received a certificate of Cavalier, executed on its behalf by an authorized officer of Cavalier, dated the Closing Date, certifying that the conditions set forth in Section 8.3(a)(i) and Section 8.3(a)(ii) have been satisfied.

(e) Provided that Maverick has not waived the condition set forth in Section 8.3(c), Maverick shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be an acceptable law firm), in form and substance reasonably satisfactory to Maverick, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Maverick, Forward Merger Subsidiary, Maverick Merger Subsidiary and Cavalier, reasonably satisfactory in form and substance to such counsel.

Section 8.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Mergers or for terminating this Agreement, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was principally caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Maverick Effective Time (notwithstanding the obtaining of the Maverick Stockholder Approval or the Cavalier Irrevocable Written Consent):

(a) by mutual written consent of Maverick and Cavalier;

(b) by either Maverick or Cavalier:

(i) if the Maverick Merger has not been consummated by December 31, 2025 (as such date may be extended pursuant to this Section 9.1(b)(i), the “End Date”); provided, however, that if (A) (x) the

Maverick Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 8.1(b), Section 8.1(c) (solely to the extent that the applicable Law or Order arises under the HSR Act or is issued by a Governmental Authority set forth on Section 3.3(g) of the Maverick Disclosure Schedules) or Section 8.2(d) and (y) all other conditions in Article VIII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date will be automatically extended to April 30, 2026 (and all references to the End Date herein shall be as so extended) and (B) if on the End Date (as extended by clause (A) of this proviso), (x) the Maverick Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 8.1(b), or Section 8.1(c) (solely to the extent that the applicable Law or Order arises under the HSR Act or is issued by a Governmental Authority set forth on Section 3.3(g) of the Maverick Disclosure Schedules) or Section 8.2(d) and (y) all other conditions in Article VIII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date (as extended by clause (A) of this proviso) will be automatically extended to September 30, 2026; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Maverick Effective Time to occur on or before the End Date; or

(ii) if the Maverick Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c) by either Maverick or Cavalier, if there shall be any Law or regulation that makes consummation of the Mergers illegal or otherwise prohibited or if any Order enjoining Maverick or Cavalier from consummating the Mergers, is entered and such Order shall become final and nonappealable (any such final and nonappealable Law or Order, a “Legal Restraint”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 7.1 hereof has principally caused or resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d) by Cavalier, prior to receipt of the Maverick Stockholder Approval, if there shall have been a Change in the Maverick Recommendation, whether or not permitted by the terms hereof;

(e) by either Cavalier or Maverick, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by Maverick) or Section 8.3(a) (in the case of a breach by Cavalier), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

(f) by Maverick, at any time prior to receipt of the Maverick Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal; provided that (i) Maverick has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 5.2(b)(i) or Section 7.8(a), (ii) Maverick has complied in all material respects with Section 5.2(b)(i) with respect to such Superior Proposal, (iii) concurrently with, and as a condition to, any such termination Maverick pays or causes to be paid to Cavalier (or its designee) the Maverick Termination Fee (as defined below) pursuant to Section 10.5 and (iv) the Board of Directors of Maverick has authorized Maverick to enter into, and Maverick substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that Maverick may enter into such definitive written agreement concurrently with any such termination); or

(g) by Maverick, if the Cavalier Irrevocable Written Consent shall not have been obtained, delivered to Maverick within twenty-four (24) hours following the execution of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in the last sentence of Section 7.3(a), Section 7.12(f), this Section 9.2 and Article X, shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from fraud or any material and intentional breach by that party of this Agreement (which liability or damages the parties acknowledge and agree may, in the event of a termination as a result of an intentional act or omission taken with the knowledge that such action or omission constitutes a material breach of this Agreement and with respect to which, if equitable relief would reasonably be expected to place the non-breaching party in a substantially similar position as if such breach had not occurred, such equitable relief has been sought by the non-breaching party pursuant to this Agreement, and determined by a court of competent jurisdiction not to be available, include the loss of the premium that holders of Maverick Common Stock and Maverick Equity Awards would be entitled to receive pursuant to the terms of this Agreement if the Merger were consummated in accordance with its terms). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given,

if to Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary, to:

Rocket Companies, Inc.

1050 Woodward Avenue

Detroit, MI 48226

Attention:  [***]

Email:     [***]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:   Scott A. Barshay

       Laura C. Turano

Email:   sbarshay@paulweiss.com

       lturano@paulweiss.com

if to Maverick, to:

Mr. Cooper Group Inc.

Office of the General Counsel

8950 Cypress Waters Blvd.

Coppell, Texas 75019

Attention: [***]

Email:   [***]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Mark F. Veblen

      Jenna E. Levine

Email:    MFVeblen@wlrk.com

      JELevine@wlrk.com

or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 10.1 and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.1 or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Non-Survival of Representations and Warranties . The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Maverick Effective Time or any termination of this Agreement.

Section 10.3 Amendments; No Waivers. Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Maverick Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the receipt of the Maverick Stockholder Approval, there shall be no amendment or waiver of this Agreement which would by Law require further approval by Maverick stockholders without such approval, (ii) after the receipt of the Cavalier Irrevocable Written Consent, there shall be no amendment or waiver of this Agreement which would by Law require further approval by the Cavalier stockholders without such approval and (iii) following the Maverick Effective Time, there shall be no amendment or waiver of Section 7.14(b) without the approval of the Audit Committee of the Cavalier Board of Directors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.4 Expenses. Except as otherwise specified in this Agreement, including Section 10.5, or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that (i) those expenses incurred in connection with printing, mailing and filing the Form S-4, (ii) all filing fees paid in respect of the filings under the HSR Act in connection with the Mergers, and (iii) all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken pursuant to Section 7.12 or in connection with any financing to be obtained by Cavalier relating to the repayment or refinancing of any outstanding indebtedness of Maverick pursuant to the terms of Section 7.12 shall in each case be borne by Cavalier.

Section 10.5 Termination Fees. Notwithstanding any provision in this Agreement to the contrary, in the event that:

(a) Cavalier shall terminate this Agreement pursuant to Section 9.1(d);

(b) (i) this Agreement is terminated by Maverick or Cavalier pursuant to Section 9.1(b)(ii), (ii) this Agreement is terminated by Maverick or Cavalier pursuant to Section 9.1(b)(i) and the Maverick Stockholder

Approval shall not theretofore have been obtained or (iii) this Agreement is terminated by Cavalier pursuant to Section 9.1(e) and the Maverick Stockholder Approval shall not theretofore have been obtained, and in each case of clauses (i) (ii), and (iii), after the date of this Agreement but on or before the date of any such termination an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Maverick Stockholder Meeting (in the case of a termination contemplated by clause (b)(i)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (b)(ii) or (b)(iii)); or

(c) Maverick shall terminate this Agreement pursuant to Section 9.1(f);

then in any case as described in clause (a), (b) or (c) Maverick shall pay (or cause to be paid) to Cavalier (by wire transfer of immediately available funds), (x) in the case described in clause (a) or (c), a fee of $306,924,394 (three hundred and six million, nine hundred twenty four thousand, three hundred ninety four dollars) (the “Maverick Termination Fee”) not later than the date of termination of this Agreement, and (y) in the case described in clause (b), an amount equal to the Maverick Termination Fee not later than the earlier of the date an Acquisition Proposal is consummated or a definitive agreement is entered into by Maverick providing for any Acquisition Proposal, as long as (and only if), in either case, such Acquisition Proposal is consummated or such definitive agreement is executed within twelve (12) months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%.

(d) Cavalier or Maverick shall terminate this Agreement pursuant to (i) Section 9.1(b)(i), and all conditions to this Agreement are satisfied (other than conditions that by their terms are to be satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 8.1(b), Section 8.1(c) (solely to the extent that the applicable Law or Order arises under the HSR Act or is issued by a Governmental Authority set forth on Section 3.3(g) of the Maverick Disclosure Schedules) or Section 8.2(d) or (ii) Section 9.1(c) (solely to the extent that the applicable Legal Restraint arises under the HSR Act or is issued by a Governmental Authority set forth on Section 3.3(g) of the Maverick Disclosure Schedules), and Maverick delivers a written notice to Cavalier demanding that Cavalier pay Maverick the Cavalier Termination Fee (a “Fee Demand Notice”) (it being agreed that Maverick may not deliver a Fee Demand Notice after it has commenced a post-termination legal action against Cavalier seeking monetary damages under this Agreement), then Cavalier shall pay (or cause to be paid) to Maverick (by wire transfer of immediately available funds) a fee of $500,000,000 (five hundred million dollars) (the “Cavalier Termination Fee”) not later than within one (1) Business Day of the delivery of the Fee Demand Notice.

(e) Cavalier and Maverick acknowledge that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either party fails to pay timely any amount due pursuant to this Section 10.5 and, in order to obtain such payment, the party owed such a payment commences a suit which results in a judgment against the other party for the amount payable pursuant to this Section 10.5, Cavalier or Maverick, as the case may be, shall pay the commencing party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement). For the avoidance of doubt, under no circumstance shall Maverick be required to pay the Maverick Termination Fee, or Cavalier be required to pay the Cavalier Termination Fee, on more than one occasion.

(f) Subject in all cases to Section 9.2, in circumstances where the Maverick Termination Fee or the Cavalier Termination Fee is payable and is paid in accordance with this Section 10.5, Cavalier’s receipt of the Maverick Termination Fee from or on behalf of Maverick, or Maverick’s receipt of the Cavalier Termination Fee from or on behalf of Cavalier, as applicable, shall be the sole and exclusive remedy of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary (in the case of receipt of the Maverick Termination Fee), and Maverick (in the case of receipt of the Cavalier Termination Fee) and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Maverick and its Subsidiaries, or Cavalier and its Subsidiaries, as applicable, and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents (including, in the case of Cavalier, Forward Merger Subsidiary and Maverick Merger Subsidiary, the Financing Parties), affiliates or assignees for all losses and damages suffered, directly or indirectly, as a result of the failure of the Mergers or the other Transactions to be consummated, the termination of this Agreement, any liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction.

Section 10.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect, except that each of Forward Merger Subsidiary and Maverick Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Cavalier’s controlled affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve such party of its obligations hereunder, and except that assignment of this Agreement pursuant to the Mergers shall be permitted.

Section 10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware, without regard to principles of conflicts of Law.

Section 10.8 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking, this being in addition to any other remedy to which the parties are entitled at Law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 10.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable Law.

Section 10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures (including those received as a .pdf attachment to electronic mail) shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.11 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits hereto), the Maverick Disclosure Schedules, the Cavalier Disclosure Schedules and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Maverick Disclosure Schedules and Cavalier Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Except for the provisions of (a) Article I and Article II (including, for the avoidance of doubt, the rights of the former holders of Maverick Common Stock to receive the Merger Consideration (and any cash which such holder has the right to receive in respect of any cash in lieu of fractional shares payable in accordance with Section 2.2 or any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(g)) in respect of such holder’s shares), and the rights of holders of Maverick RSU Awards and Maverick PSU Awards to receive the amounts to which such holders are entitled thereunder), (b) Section 6.3 and Section 6.6(h) (which from and after the Maverick Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein (including as set forth in Section 6.6(h) of the Cavalier Disclosure Schedules) and by their respective heirs and representatives), (c) the right of Maverick, as sole and exclusive agent on behalf of the holders of Maverick Common Stock and Maverick Equity Awards (which holders shall not be entitled to pursue such damages on their own behalf and who are third-party beneficiaries hereunder solely to the extent necessary for this clause (c) to be enforceable), to pursue and obtain damages for any willful breach of this Agreement by Cavalier or Merger Subsidiary (which damages may include damages based on loss of the economic benefits of the transactions contemplated by this Agreement to the holders of Maverick Common Stock and Maverick Equity Awards; provided that any such damages recovered by Maverick may, in Maverick’s sole and absolute discretion, be either distributed, in whole or in part, by Maverick to Maverick stockholders of record as of any date determined by Maverick or may be retained by Maverick for the use and benefit of Maverick on behalf of holders of Maverick Common Stock and Maverick Equity Awards in any manner Maverick deems appropriate), (d) Section 7.14(b) (which from and after the Maverick Effective Time shall be enforceable by the Audit Committee, as sole and exclusive agent on behalf of Cavalier) and (e) Section 10.15 (which shall be enforceable by the Financing Parties), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Mergers is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible permitted by applicable Law.

Section 10.14 Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks in New York City or the Secretary of State of the State of Delaware is authorized or required by Law to be closed. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Except with respect to any disclosure in the Maverick Disclosure Schedules or Cavalier Disclosure Schedules, any contract referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a person are also to its permitted successors and assigns. The words “provided to,” “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to 3:00 a.m. (New York City time) on the date of this Agreement, posted to the data site maintained by the disclosing party or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2021 and prior to the date that was three (3) calendar days prior to the execution of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 10.15 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Maverick, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability or obligation to Maverick or any of its Subsidiaries or any of their respective controlled affiliates or representatives relating to or arising out of this Agreement or the Debt Financing and hereby waives any such liability or obligation, as applicable, (e) agrees not to pursue any cause of action against any Financing Party with respect to this Agreement or the Debt Financing and (f) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.15 and that this Section 10.15 may not be amended in a manner materially adverse to the Financing Parties without the written consent of the Financing

Sources (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of Cavalier under this Agreement, or any Financing Party’s obligations under any Debt Financing, or the rights of Maverick and its Subsidiaries against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date. It is also hereby agreed that in no event will any of Maverick or any of its Subsidiaries or any of their respective controlled affiliates or representatives be entitled to specific performance of the Debt Financing against the Financing Parties. For purposes of this Section 10.15, “Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Cavalier or any of its Subsidiaries Debt Financing pursuant to the debt commitment letter related thereto (including any amendments or joinders thereto), including any engagement letters entered into pursuant thereto or relating thereto (the “Financing Sources”), and their respective Affiliates and their and their Affiliates’ officers, directors, employees, members, managers, partners and other representatives; provided, that neither Maverick nor any affiliate thereof shall be a Financing Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCKET COMPANIES, INC.

By:	/s/ Varun Krishna
Name:	Varun Krishna
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MR. COOPER GROUP INC.

By:	/s/ Jay Bray
Name:	Jay Bray
Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MAVERICK MERGER SUB, INC.

By:	/s/ Chris Howard
Name:	Chris Howard
Title:	President

MAVERICK MERGER SUB 2, LLC

By:	/s/ Chris Howard
Name:	Chris Howard
Title:	President

[Signature Page to Agreement and Plan of Merger]